  As filed with the Securities and Exchange Commission on April 12, 2000
                                                      Registration No. 333-96217
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 4
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                          NUANCE COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                            7372                         94-3238130
 (State or other jurisdiction of    (Primary Standard Industrial            (IRS Employer
 incorporation or organization)      Classification Code Number)       Identification Number)

                              1005 Hamilton Court
                              Menlo Park, CA 94025
                                 (650) 847-0000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------

                                RONALD A. CROEN
                     President and Chief Executive Officer
                             Nuance Communications
                              1005 Hamilton Court
                              Menlo Park, CA 94025
                                 (650) 847-0000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

                STEVEN E. BOCHNER                                 KEVIN P. KENNEDY
                  NEVAN C. ELAM                                  Shearman & Sterling
                 SUSAN P. KRAUSE                                 1550 El Camino Real
                 JILL L. NISSEN                                 Menlo Park, CA 94025
                  SACHA D. ROSS                                    (650) 330-2200
        Wilson Sonsini Goodrich & Rosati
            Professional Corporation
               650 Page Mill Road
               Palo Alto, CA 94304
                 (650) 493-9300

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                                           Proposed
                                            Proposed       Maximum
  Title of Each Class                       Maximum       Aggregate      Amount of
  of Securities to be      Amount to be  Offering Price    Offering     Registration
       Registered            Offered      Per Share(2)     Price(2)        Fee(2)
------------------------------------------------------------------------------------
Common Stock, $0.001 par    5,175,000
 value.................     shares(1)        $16.00      $82,800,000      $21,860
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Includes 675,000 shares to cover underwriter overallotments.
(2) Fee previously paid. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a).

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities, and is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion. Dated April 12, 2000.

                                4,500,000 Shares

                                [LOGO OF NUANCE]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Nuance Communications, Inc. All of the 4,500,000 shares of common stock are being sold by Nuance.

  It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. Nuance has been approved for quotation of the common stock on The Nasdaq National Market under the symbol "NUAN."

  See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                              Per Share    Total
                                                              ---------    -----
   Initial public offering price.............................   $           $
   Underwriting discount.....................................   $           $
   Proceeds, before expenses, to Nuance......................   $           $

  To the extent that the underwriters sell more than 4,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 675,000 shares from Nuance at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares in New York, New York on
             , 2000.

Goldman, Sachs & Co.

            Thomas Weisel Partners LLC

                         Dain Rauscher Wessels

                                        Wit SoundView

                                  -----------

                        Prospectus dated        , 2000.

                 [EDGAR DESCRIPTION OF INSIDE FRONT COVER ART]

[Nuance logo in upper left followed by text: "Voice interface software platform making information and services of enterprises, telecommunications networks and the Internet accessible from any telephone."

  Three dialog bubbles located in the center of the page containing the following text:

    "Computer:   "What would you like to do?"
    Caller:      "Buy a hundred shares of IBM at one twelve and a quarter."
    Computer:    "Confirming, for the day, buy 100 shares of International
                 Business Machines at 112 and 1/4. Is this correct?"
    Caller:      "Yeah."
    Computer:    "Your order is confirmed and pending."

                                      and

    "Computer:   "Who would you like to call?"
    Caller:      "Get me Doug Johnson at work."
    Computer:    "Calling Douglas Johnson, office phone."

                                      and

    "Computer:   "Welcome to your voice portal homepage, how can I help you?
    Caller:      "I'd like a traffic report."
    Computer:    "For what road would you like the traffic report?"
    Caller:      "Highway 280, northbound."
    Computer:    "Highway 280 northbound is stop-and-go from the Sand Hill
                 Road exit to Highway 92." "]

                               PROSPECTUS SUMMARY

  You should read this summary together with the more detailed information regarding our company and the common stock being sold in this offering and the financial statements and notes appearing elsewhere in this prospectus.

                             NUANCE COMMUNICATIONS

                                  Our Business

  Nuance develops, markets and supports a voice interface software platform that makes the information and services of enterprises, telecommunications networks and the Internet accessible from any telephone.

  Our software platform consists of software servers that run on industry-standard hardware and perform speech recognition, natural language understanding and voice authentication. Speech recognition recognizes what a person says, natural language understanding derives the meaning of what is said, and voice authentication verifies the identity of a speaker based on the unique qualities of his voice. We offer a software developer's toolkit and software components to enable our customers and third parties to develop voice user interfaces that use our software platform. We also offer a range of consulting, support and educational services.

  In October 1999, we publicly announced and demonstrated our Voyager voice browser, which we anticipate will be commercially available in the second half of 2000. A voice browser may be compared to a worldwide web browser, which is a software program that permits its users to interact with automated information and services using a graphical interface on a personal computer. Analogously, a voice browser is a software program that permits its users to interact with automated information and services using a voice interface over a telephone.

  Enterprises such as brokerages, banks, airlines and retailers use our software platform to provide a voice user interface to applications including stock quotes and trading, home banking, travel planning and shopping. Wireless and wireline telecommunications carriers use our software platform to provide a voice user interface to applications such as dialing and customer service. Voice portals, a new type of enhanced service provider, use our software platform to enable and expand their offerings. Voice portals offer access to information and commerce over the telephone using a voice user interface, similar to the way that web portals provide information and commerce through a personal computer using a graphical user interface.

  As of December 31, 1999, over 150 businesses in a variety of industries worldwide had licensed our software platform directly from us or through our resellers. These businesses include:

  . enterprises, including financial service companies such as Charles Schwab & Co. and Fidelity Investments, banks such as Banco Itau (Brazil) and Lloyds TSB (United Kingdom), airlines such as American Airlines and Delta Airlines, and retailers such as The Home Shopping Network and Sears, Roebuck and Co.;

  . telecommunications carriers, such as British Telecommunications plc, CTBC Telecom (Brazil), Telia (Sweden) and US West; and

  .  enhanced service providers, such as General Magic, GoSolo
     Technologies, U-Access and Webley Systems.

                             Our Market Opportunity

  Companies are continually striving to create more efficient and effective ways of communicating and conducting business with their customers. Customers are placing increasing value on real-time availability of, and convenience of access to, information, products and services.

  The Internet has emerged as a global communications medium enabling businesses and their customers to connect. Considerable investment has been made by enterprises in developing information and commerce systems for the Internet over the past few years. Although access to the Internet is becoming increasingly common, as of January 2000, International Data Corporation estimates showed that by 2002, only 47% of U.S. households will have access to the Internet. Even those potential users who do have Internet access are not always near their personal computers when they need information or want to conduct commerce.

  The proliferation of wireless phones and the ubiquity of wireline phones provide a powerful means to connect businesses with all of their potential customers at any time, from anywhere. We believe that enterprises will seek to leverage their investments in the Internet by providing customers with enhanced commerce capabilities over the telephone. Telecommunications carriers will compete to provide this telephone access by expanding the functionality and performance of their network services. Voice portals will offer applications that further support the delivery of communications and commerce through a voice user interface.

  Voice interface software enables the transformation of customer access to information and services to occur. Therefore, we believe that there is a significant opportunity for a telephone-based voice user interface to deliver information and enable commerce in a cost-effective, convenient and easy-to-use manner.

                                  Our Strategy

  Our objective is to be the leading voice interface software platform for applications used within enterprises and across telecommunications networks and the Internet. To achieve our objective, we intend to:

  . facilitate the development, adoption and usage of voice user interfaces to information and services;

  .  facilitate broad acceptance and deployment of our software platform;

  .  establish the de facto standard for voice user interfaces;

  .  leverage our strategic relationships to deliver complete solutions; and

  . further develop our global sales, distribution, service and support capabilities and related product offerings.

                             Corporate Information

  We were founded in 1994 to develop and commercialize voice interface technologies. We were incorporated in California in July 1994 and reincorporated in Delaware in March 2000. Our principal executive offices are located at 1005 Hamilton Court, Menlo Park, California 94025 and our telephone number is (650) 847-0000. Our web site is located at "www.nuance.com." Information contained on our web site is not a part of this prospectus.

  Nuance and Nuance Communications are registered trademarks of Nuance. The Nuance logo, Nuance 6, Nuance Express, Nuance Verifier, SpeechObjects, Voyager and V-Builder are trademarks of Nuance. This prospectus also contains trademarks of other companies.

                                  The Offering

 Common stock offered................................  4,500,000 shares
 Common stock to be outstanding after this offering.. 27,466,335 shares
 Use of proceeds..................................... We intend to use the proceeds for general
                                                      corporate purposes,
                                                      including working capital
                                                      and capital expenditures.
                                                      You should look at the
                                                      "Use of Proceeds" section
                                                      for a discussion on how
                                                      we plan to use the
                                                      proceeds.
 Proposed Nasdaq National Market symbol.............. NUAN

  The above information is based on 22,966,335 shares outstanding as of December 31, 1999 and excludes:

  . 5,729,265 shares issuable upon exercise of options outstanding at a weighted average exercise price of $4.88 per share as of December 31, 1999;

  . 231,256 shares issuable upon exercise of warrants outstanding at a weighted average exercise price of $4.45 per share as of December 31, 1999;

  . a total of 4,193,000 shares available for future issuance under our stock option plan as of December 31, 1999, excluding the annual increases in the number of shares authorized under our plan beginning January 1, 2001; and

  . a total of 1,000,000 shares that have been set aside for employees participating in our employee stock purchase plan, excluding the annual increases in the number of shares authorized under our plan beginning January 1, 2001.

  See "Management--Incentive Plans" for a description of how the annual increases under our stock plans are determined. Of the 4,193,000 shares of common stock available for future issuance under our stock option plan, options to purchase 1,344,750 shares were granted during the period from January 1, 2000 to March 31, 2000 at exercise prices ranging from $10.00 to $15.00 per share.

                                ----------------

  Unless otherwise indicated, this prospectus assumes:

  . the automatic conversion of our outstanding convertible preferred stock into common stock upon closing of the offering,

  . the filing of our restated certificate of incorporation, authorizing a class of 5,000,000 shares of undesignated preferred stock, upon closing of the offering, and

  . no exercise by the underwriters of their option to purchase additional shares of stock in the offering.

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

  The following table sets forth a summary of our statement of operations data for the periods presented. The pro forma basic and diluted net loss per share for the periods presented reflects the conversion of our convertible preferred stock upon completion of this offering.

                                        Year Ended December 31,
                              -----------------------------------------------
                                 1995      1996     1997     1998      1999
                              ----------- -------  -------  -------  --------
                              (unaudited)
Consolidated Statement of
 Operations Data:
Total revenue................   $   908   $ 1,498  $ 4,382  $11,755  $ 19,567
Gross profit.................       698       850    3,218    8,656    14,107
Loss from operations.........    (1,233)   (3,299)  (3,758)  (7,536)  (19,149)
Net loss.....................    (1,192)   (3,241)  (3,554)  (6,938)  (18,474)
                                =======   =======  =======  =======  ========
Basic and diluted net loss
 per share...................   $ (2.34)  $ (2.78) $ (2.46) $ (3.19) $  (6.32)
                                =======   =======  =======  =======  ========
Shares used to compute basic
 and diluted net loss
 per share...................       510     1,164    1,443    2,173     2,924
                                =======   =======  =======  =======  ========
Pro forma basic net loss per
 share (unaudited)...........                                        $  (0.99)
                                                                     ========
Shares used to compute pro
 forma basic net loss per
 share (unaudited)...........                                          18,713
                                                                     ========

  For a description of shares used in computing basic and diluted net loss per share and pro forma basic net loss per share, see note 2 of notes to consolidated financial statements included in this prospectus.
  The following table sets forth a summary of our consolidated balance sheet data as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to give effect to the automatic conversion of all of the outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the automatic conversion of the convertible preferred stock and our receipt of the estimated net proceeds from the sale of 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share.

                                                      As of December 31, 1999
                                                   -----------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                   ------- --------- -----------
                                                                (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents......................... $18,073  $18,073    $79,598
Working capital...................................  33,907   33,907     95,432
Total assets......................................  53,722   53,722    115,247
Long-term debt, less current portion..............   1,333    1,333      1,333
Total stockholders' equity........................  36,951   36,951     98,476

                                  RISK FACTORS

  This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks and you may lose part or all of your investment.

We have a history of losses. We expect to continue to incur losses and we may not achieve or maintain profitability.

  We have incurred losses since our inception, including a loss of approximately $6.9 million in 1998 and $18.5 million in 1999. As of December 31, 1999, we have an accumulated deficit of approximately $33.9 million. We expect to have net losses and negative cash flow for at least the next 24 months. We expect to spend significant amounts to enhance our products and technologies, expand international sales and operations and fund research and development. As a result, we will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we do not achieve and maintain profitability, the market price for our common stock may decline, perhaps substantially.

Voice interface software may not achieve widespread acceptance by businesses and telecommunications carriers, which could limit our ability to grow our business.

  The market for voice interface software is relatively new and rapidly evolving. Our ability to increase revenue in the future depends on the acceptance by both our customers and their end users of voice interface software. The adoption of voice interface software could be hindered by the perceived costs of this new technology, as well as the reluctance of enterprises that have invested substantial resources in existing call centers or touch-tone-based systems to replace their current systems with this new technology. Accordingly, in order to achieve commercial acceptance, we will have to educate prospective customers, including large, established telecommunications companies, about the uses and benefits of voice interface software in general and our products in particular. If these efforts fail, or if voice interface software platforms do not achieve commercial acceptance, our business could be harmed.

  The continued development of the market for our products also will depend upon the:

  . widespread deployment of voice interface applications by third parties, which is driven by consumer demand for services having a voice user interface;

  . demand for new uses and applications of voice interface technology, including adoption of voice user interfaces by companies that operate web sites;

  . adoption of industry standards for voice interface and related technologies; and

  . continuing improvements in hardware technology that may reduce the costs of voice interface software solutions.

Our ability to accurately forecast our quarterly sales is limited, our costs are relatively fixed in the short term and we expect our business to be affected by seasonality. As a result, our quarterly operating results and our stock price may fluctuate.

  Our quarterly operating results have varied significantly in the past and we expect that they will vary significantly from quarter to quarter in the future. These quarterly variations are caused by a number of factors, including:

  . delays in customer orders due to the complex nature of large telephony systems and the associated implementation projects;

  . timing of product deployments and completion of project phases, particularly for large orders;

  . delays in recognition of software license revenue in accordance with applicable accounting principles;

  . our ability to develop, introduce, ship and support new and enhanced products, such as our voice browser and new versions of our software platform, that respond to changing technology trends in a timely manner and our ability to manage product transitions;

  . the amount and timing of increases in expenses associated with our growth; and

  .  the utilization rate of our professional services personnel.

  Due to these factors, and because the market for our voice interface software platform is new and rapidly evolving, our ability to accurately forecast our quarterly sales is limited. In addition, most of our costs are for personnel and facilities, which are relatively fixed in the short term. If we have a shortfall in revenue in relation to our expenses, we may be unable to reduce our expenses quickly enough to avoid lower quarterly operating results. We do not know whether our business will grow rapidly enough to absorb the costs of these employees and facilities. As a result, our quarterly operating results could fluctuate and this fluctuation could adversely affect the market price of our common stock.

  In addition, we expect to experience seasonality in the sales of our products. For example, we anticipate that sales may be lower in the first quarter of each year due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers. We also expect that sales may decline during summer months, particularly in Asian and European markets. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results. Because we have limited operating results, it is difficult for us to evaluate the degree to which this seasonality may affect our business.

Our products can have a long sales and implementation cycle and, as a result, our quarterly operating results and our stock price may fluctuate.

  The sales cycles for our products have typically ranged from three to twelve months, depending on the size and complexity of the order, the amount of services to be provided by us and whether the sale is made directly by us or indirectly through a value added reseller or systems integrator.

  Purchase of our products requires a significant expenditure by a customer. Accordingly, the decision to purchase our products typically requires significant pre-purchase evaluation. We may spend significant time educating and providing information to prospective customers regarding the use and benefits of our products. During this evaluation period, we may expend substantial sales, marketing and management resources.

  In addition, during any quarter we may receive a number of orders that are large relative to our total revenues for that quarter or subsequent quarters. For example, we received a large order during the quarter ended June 30, 1998 which caused significant fluctuations in our license revenue during the quarters ended September 30, 1998 through March 31, 1999 as the revenue associated with this order was recognized.

  After purchase, it may take substantial time and resources to implement our software and to integrate it with our customers' existing systems. If we are performing significant professional services in connection with the implementation, we do not recognize software revenue until after system acceptance or deployment. In cases where the contract specifies milestones or acceptance criteria, we may not be able to recognize services revenue until these conditions are met. We have in the past and may in the future experience unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles and the varying order amounts for our products make it difficult to predict the quarter in which revenue recognition may occur and may cause license and services revenue and operating results to vary significantly from period to period. These factors could cause our stock price to be volatile or to decline.

Our failure to respond to rapid change in the market for voice interface software could cause us to lose revenue and harm our business.

  The voice interface software industry is relatively new and rapidly evolving. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing end-user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes, or if we cannot offset a decline in revenue from existing products with sales of new products, our business would suffer.

  Commercial acceptance of our products and technologies will depend, among other things, on:

  . the ability of our products and technologies to meet and adapt to the needs of our target markets;

  .  the performance and price of our products and our competitors' products;
     and

  . our ability to deliver customer service directly and through our resellers.

Our products are not 100% accurate at recognizing speech and we could be subject to claims related to the performance of our products. Any claims, whether successful or unsuccessful, could result in significant costs and could damage our reputation.

  Speech recognition, natural language understanding and authentication technologies, including our own, are not 100% accurate. Our customers, including several financial institutions, use our products to provide important services to their customers, including transferring funds to accounts and buying and selling securities. Any misrecognition of voice commands or incorrect authentication of a user's voice in connection with these financial or other transactions could result in claims against us or our customers for losses incurred. Although our contracts typically contain provisions designed to limit our exposure to liability claims, a claim brought against us for misrecognition or incorrect authentication, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

Any software defects in our products could harm our business and result in litigation.

  Complex software products such as ours may contain errors, defects and bugs. With the planned release of any product, we may discover these errors, defects and bugs and, as a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality, or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us which, even if unsuccessful, would likely be time-consuming and could result in costly litigation and payment of damages.

Our current and potential competitors, some of whom have greater resources and experience than we do, may develop products and technologies that may cause demand for, and the prices of, our products to decline.

  A number of companies have developed, or are expected to develop, products that compete with our products. Competitors in the voice interface software market include IBM, ITT Industries, Lernout and Hauspie Speech Products, Locus Dialogue, Lucent Technologies, Philips Electronics, SpeechWorks International and T-NETIX. We expect additional competition from other companies such as Microsoft, who has recently made investments in, and acquired, voice interface technology companies. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

  Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

We depend on resellers for a significant portion of our sales. The loss of a key reseller would limit our ability to sustain and grow our revenue.

  In 1998, 31% of our revenue was achieved by indirect sales through resellers. The percentage of revenue through indirect sales increased to 56% in 1999. One reseller in particular, Periphonics--a Nortel Networks Company, accounted for 19% of our revenue in 1998 and 25% of our revenue in 1999. We intend to continue to rely on resellers for a substantial portion of our sales in the future. As a result, we are dependent upon the continued viability and financial stability of our resellers, as well as upon their continued interest and success in selling our products. The loss of a key reseller or our failure to develop new and viable reseller relationships could limit our ability to sustain and grow our revenue. Significant expansion of our internal sales force to replace the loss of a key reseller would require increased management attention and higher expenditures.

  Our contracts with resellers generally do not require a reseller to purchase our products. We cannot guarantee that any of our resellers will continue to market our products or devote significant resources to doing so. In addition, we may, from time to time, terminate some of our relationships with resellers. Any termination could have a negative impact on our business and result in threatened or actual litigation. Finally, these resellers possess confidential information concerning our products, product release schedules and sales, marketing and reseller operations. Although we have nondisclosure agreements with our resellers, we cannot guarantee that any reseller would not use our confidential information in competition with us or otherwise. If our resellers do not successfully market and sell our products for these or any other reasons, our sales could be adversely affected and our revenue could decline.

We depend on a limited number of customer orders for a substantial portion of our revenue during any given period. Loss of, or delays in, a key order could substantially reduce our revenue in any given period and harm our business.

  We derive a significant portion of our software license revenue in each quarter from a limited number of customers. For example, for the year ended December 31, 1998, five customers accounted for 82% of our revenue. Similarly, in 1999, five customers accounted for 67% of our revenue.

  In the same periods, customers exceeding 10% of total revenue were:

  . Periphonics--a Nortel Networks Company, who, acting as a reseller, accounted for 19% of total revenue for 1998 and 25% of total revenue for 1999;

  . Motorola, a stockholder of Nuance, who accounted for 15% of total revenue for 1998; and

  . Fidelity, a stockholder of Nuance, who accounted for 32% of total revenue for 1998 and 20% of total revenue for 1999.

We expect that a limited number of customers and customer orders will continue to account for a substantial portion of our revenue in a given period. Generally, customers who make large purchases from us are not expected to make subsequent, equally large purchases in the short term. As a result, if we do not acquire a major customer, if a contract is delayed, cancelled or deferred, or if an anticipated sale is not made, our revenue could be adversely affected.

Sales to customers outside the United States account for a significant portion of our revenue, which exposes us to risks inherent in international operations.

  International sales represented approximately 33% of our revenue in 1997, 18% in 1998 and 21% in 1999. We are subject to a variety of risks associated with conducting business internationally, any of which could harm our business. These risks include:

  .  difficulties and costs of staffing and managing foreign operations;

  . the difficulty in establishing and maintaining an effective international reseller network;

  . the burden of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements;

  .  political and economic instability outside the United States;

  .  import or export licensing and product certification requirements;

  . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  .  potential adverse tax consequences, including higher marginal rates;

  .  unfavorable fluctuations in currency exchange rates; and

  . limited ability to enforce agreements, intellectual property rights and other rights in some foreign countries.

In order to increase our international sales, we must develop localized versions of our products. If we are unable to do so, we may be unable to grow our revenue and execute our business strategy.

  We intend to expand our international sales, which requires us to invest significant resources to create and refine different language models for each particular language or dialect. These language models are required to create versions of our products that allow end users to speak the local language or dialect and be understood and authenticated. If we fail to develop localized versions of our products, our ability to address international market opportunities and to grow our business will be limited.

If the standards we have selected to support are not adopted as the standards for voice interface software, businesses might not use our voice interface software platform for delivery of applications and services.

  The market for voice interface software is new and emerging and industry standards have not been established yet. We may not be competitive unless our products support changing industry standards. The emergence of industry standards, whether through adoption by official standards committees or widespread usage, could require costly and time consuming redesign of our products. If these standards become widespread and our products do not support them, our customers and potential customers may not purchase our products. Multiple standards in the marketplace could also make it difficult for us to insure that our products will support all applicable standards, which could in turn result in decreased sales of our products.

We may encounter difficulties in managing our growth, which could prevent us from executing our business strategy.

  Our rapid growth has placed, and continues to place, a significant strain on our resources. To accommodate this growth, we must implement or upgrade a variety of operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. For example, in the second quarter of 2000 we plan to begin implementing new financial and human resource software systems. This may require substantial management effort, and our implementation efforts may not be successful. In addition, we have had to hire additional employees to accommodate this growth in business and product development activity. This has resulted in increased responsibilities for our management. Our systems, procedures and controls may not be adequate to support our operations. If we fail to improve our operational, financial and management information systems, or to hire, train, motivate or manage our employees, our business could be harmed.

Any inability to adequately protect our proprietary technology could harm our ability to compete.

  Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and may be time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

  Although we have filed eighteen U.S. patent applications, we do not currently have any issued patents. There is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with competitive advantage or to prevent competitors from entering the markets for our products. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we license our products internationally, and the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

Third parties could obtain licenses from SRI International relating to voice interface technologies and develop technologies to compete with our products, which could cause our sales to decline.

  Upon our incorporation in 1994, we received a license from SRI International to a number of patents and other proprietary rights, including rights in software, relating to voice interface technologies developed by SRI International. This license was exclusive until December 1999, when we chose to allow the exclusivity to lapse. As a result, SRI International may license these patents and proprietary rights to our competitors. If a license from SRI International were to enable third parties to enter the markets for our products and services or to compete more effectively, we could lose market share and our business could suffer.

Our products may infringe the intellectual property rights of others, and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements.

  The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and management's attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of our employees may assert that these employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and number of features of, our products grow.

If we are unable to hire and retain technical, sales and marketing and operational personnel, our business could be harmed.

  We intend to continue to hire a significant number of additional personnel, including software engineers, sales and marketing personnel and operational personnel. Competition for these individuals is intense, especially in the San Francisco Bay Area where we are located, and we may not be able to attract, assimilate, or retain additional highly qualified personnel in the future. The failure to attract, integrate, motivate and retain these employees could harm our business.

We rely on the services of our key personnel, whose knowledge of our business and technical expertise would be difficult to replace.

  We rely upon the continued service and performance of a relatively small number of key technical and senior management personnel. Our future success depends on our retention of these key employees, such as Ronald Croen, our Chief Executive Officer. None of our key technical or senior management personnel are bound by employment agreements, and, as a result, any of these employees could leave with little or no prior notice. If we lose any of our key technical and senior management personnel, our business could be harmed. We do not have key person life insurance policies covering any of our employees.

Our stock price could be extremely volatile, and you may not be able to resell your shares at or above the initial offering price.

  Our common stock has never been sold in a public market, and an active trading market for our common stock may not develop or be sustained upon the completion of this offering. We are negotiating the initial offering price of the common stock with the underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial public offering price. You should read the "Underwriting" section for a discussion of the factors considered in determining the initial public offering price.

  In addition, in recent years, the stock market in general, and the Nasdaq National Market and the securities of technology companies in particular, has experienced extreme price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

Management may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a favorable return.

  Management will retain broad discretion over the use of proceeds from this offering. Stockholders may not deem these uses desirable and our use of the proceeds may not yield a significant return or any return at all. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot guarantee that these uses will not vary substantially from our currently planned uses. Pending these uses of the net proceeds from this offering, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities and U.S. government securities.

Some of our existing stockholders can exert control over Nuance and may not make decisions that are in the best interests of all stockholders.

  After this offering, our executive officers and directors, their affiliates and other current principal stockholders will together control approximately 56% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of Nuance, even when a change in control may be in the best interests of other stockholders. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, these controlling stockholders could cause us to enter into transactions or agreements which we would not otherwise consider.

Our charter and bylaws and Delaware law contain provisions which may delay or prevent a change of control of Nuance.

  Provisions of our charter and bylaws may make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of Nuance. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  .  the division of the board of directors into three separate classes;

  .  the elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

  In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

  Upon completion of this offering, we will be subject to the antitakeover provisions of the Delaware General Corporation Law, including Section 203 which may deter potential acquisition bids for our company. You should read the "Description of Capital Stock" for a discussion of how Section 203 operates. Under Delaware law, a corporation may opt out of Section 203. We do not intend to opt out of the provisions of Section 203.

We may incur a variety of costs to engage in future acquisitions of companies, products or technologies, and the anticipated benefits of those acquisitions may never be realized.

  As a part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no acquisitions or investments are currently pending. Any future acquisitions would be accompanied by risks such as:

  . difficulties in assimilating the operations and personnel of acquired companies;

  .  diversion of our management's attention from ongoing business concerns;

  . our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;

  .  additional expense associated with amortization of acquired assets;

  .  maintenance of uniform standards, controls, procedures and policies; and

  . impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management personnel.

  We cannot guarantee that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business.

A total of 22,966,335 shares, or approximately 84% of our total outstanding shares after the offering, are restricted from immediate resale, but may be sold into the market in the near future. Sales of these securities could cause the market price of our common stock to drop significantly, even if our business is doing well.

  Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

  After this offering, we will have outstanding 27,466,335 shares of common stock assuming the conversion of all outstanding shares of preferred stock into common stock and no exercise of options or warrants after December 31, 1999. This includes 4,500,000 shares that we are selling in the offering, which may be resold immediately in the public market. The remaining 22,966,335 shares will become eligible for resale in the public market as shown in the table below.

  Number of shares/
 percent outstanding
 after the offering    Date of availability for resale into public market
 ------------------- ------------------------------------------------------
 22,004,009/80.1%    180 days after the date of the final prospectus due to
                     agreements these stockholders have with us and the
                     underwriters. However, the underwriters can waive this
                     restriction without prior notice and allow these
                     stockholders to sell their shares at any time.


     962,326/3.5%    At any time beginning November 5, 2000 due to the
                     requirements of federal securities laws.

  In addition, we have 5,193,000 shares of our common stock available for future grant pursuant to our stock plans, and 5,729,265 shares subject to outstanding options at December 31, 1999. All of these outstanding options are also subject to a 180-day lockup agreement. We intend to register, prior to the expiration of the lockup, the shares of common stock reserved for issuance under our stock option plans and shares of common stock reserved for issuance under our employee stock purchase plan. Accordingly, shares underlying vested options will be eligible for resale in the public market beginning on expiration of the lockup. We also have 231,256 shares underlying outstanding warrants as of December 31, 1999, also subject to lockup, that will be eligible for resale in the public market as soon as the expiration of the lockup.

Our facilities are located near known earthquake fault zones, and the occurrence of an earthquake or other natural disaster could cause damage to our facilities and equipment which could require us to curtail or cease operations.

  Our facilities are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our facilities could be seriously, or potentially completely, impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

We do not intend to pay dividends on our common stock.

  We currently intend to retain any future earnings for funding growth and, therefore, do not anticipate paying any dividends in the foreseeable future. You should read the "Dividend Policy" section for a discussion of our dividend policy.

Investors in this offering will suffer immediate and substantial dilution.

  If you purchase shares of our common stock, you will suffer an immediate and substantial dilution of approximately $11.41 in net tangible book value per share, or approximately 76.1% of the assumed offering price of $15.00 per share. If the holders of options or warrants exercise these securities, you will suffer further dilution. You should read the "Dilution" section for a discussion and calculation of dilution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from any forward-looking statement. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Before you invest in our common stock, you should be aware that the occurrence of the events described under "Risk Factors" and elsewhere in this prospectus could harm our business.

                                USE OF PROCEEDS

  We estimate that our net proceeds from the sale of the 4,500,000 shares of common stock we are offering at an assumed initial public offering price of $15.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $62 million. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $71 million. The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to the public capital markets, and to increase our visibility with potential customers. We intend to use the net proceeds from this offering, together with our cash on hand and the remaining proceeds from our October and November 1999 preferred stock financings, to fund expansion of our operations for at least the next two years. The proceeds are expected to be used to fund expansion in the following areas of our business:

  . increased sales and marketing expenses of approximately $20 million due to planned growth in personnel;

  . increased research and development expenses of approximately $15 million associated with the hiring of additional engineering personnel for the development of software products and additional languages for our products; and

  . increased general and administrative expenses of approximately $8 million to enhance our infrastructure and add more sophisticated business and financial reporting systems that will be necessary to support our business expansion activities.

  We also have plans to repay our long-term debt of $2 million and to expend approximately $15 million for capital expenditures. Additionally, we anticipate using some of the proceeds to secure additional office space, although we have not entered into any new lease agreements to date. The remainder of the proceeds will be used for working capital purposes. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies, although there are no current plans, negotiations or discussions for any of these transactions. Pending use of the net proceeds for the above purposes, we intend to invest these funds in U.S. government securities.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our common stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth our total capitalization as of December 31, 1999:

  .  on an actual basis;

  . on a pro forma basis to reflect the conversion of all outstanding shares of convertible preferred stock into 19,725,986 shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the receipt by Nuance of the estimated net proceeds from the sale of common stock offered by this prospectus at an assumed initial public offering price of $15.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                      December 31, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                       (In thousands)
Long-term debt, less current portion........... $  1,333  $  1,333   $  1,333
                                                --------  --------   --------
Stockholders' equity:
 Convertible preferred stock, $0.001 par value,
  39,954,152 shares authorized, 19,725,986
  shares issued and outstanding actual; no
  shares issued and outstanding pro forma and
  pro forma as adjusted........................       20       --         --
 Preferred stock, $0.001 par value, no shares
  authorized, issued or outstanding actual and
  pro forma; 5,000,000 shares authorized, no
  shares issued and outstanding pro forma as
  adjusted.....................................      --        --         --
 Common stock, $0.001 par value, 50,000,000
  shares authorized actual and pro forma;
  3,240,349 shares issued and outstanding
  actual; 22,966,335 shares issued and
  outstanding pro forma; 250,000,000 shares
  authorized, 27,466,335 shares issued and
  outstanding pro forma as adjusted............        3        23         28
 Additional paid-in capital....................   76,415    76,415    137,935
 Deferred stock compensation...................   (5,614)   (5,614)    (5,614)
 Accumulated deficit...........................  (33,873)  (33,873)   (33,873)
                                                --------  --------   --------
    Total stockholders' equity................. $ 36,951  $ 36,951   $ 98,476
                                                ========  ========   ========
    Total capitalization....................... $ 38,284  $ 38,284   $ 99,809
                                                ========  ========   ========

  In addition to the shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

  . 5,729,265 shares of common stock subject to outstanding options at a weighted average exercise price of $4.88 per share as of December 31, 1999;

  . 231,256 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.45 per share as of December 31, 1999;

  . 4,193,000 shares of common stock available for future issuance under our stock option plan as of December 31, 1999; and

  . 1,000,000 shares of common stock that have been set aside for employees who elect to participate in our employee stock purchase plan.

  Of the 4,193,000 shares of common stock that have been set aside for future stock options, options to purchase 1,344,750 shares have been granted from January 1, 2000 to March 31, 2000 at exercise prices ranging from $10.00 to $15.00 per share.

  This information should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus.

                                    DILUTION

  Our pro forma net tangible book value as of December 31, 1999, was approximately $37.0 million or $1.61 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities divided by the pro forma number of outstanding shares of common stock, assuming the conversion of all outstanding shares of preferred stock into shares of common stock. After giving effect to our sale of the 4,500,000 shares of common stock offered by this prospectus, based upon an assumed initial public offering price of $15.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by Nuance, our pro forma net tangible book value at December 31, 1999 would have been $98.5 million or $3.59 per share. This represents an immediate increase in pro forma net tangible book value of $1.98 per share to existing stockholders and an immediate dilution of $11.41 per share to new investors purchasing shares at the assumed initial offering price. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the assumed initial public offering price per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $15.00
  Pro forma net tangible book value per share as of December 31,
   1999........................................................... $1.61
  Increase in pro forma net tangible book value per share
   attributable to new investors..................................  1.98
                                                                   -----
Pro forma net tangible book value per share after offering........         3.59
                                                                         ------
Dilution per share to new investors...............................       $11.41
                                                                         ======

  The following table sets forth, on the pro forma basis, as of December 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by the existing stockholders and by investors purchasing shares in this offering (based upon an assumed initial public offering price of $15.00 per share before deduction of estimated underwriting discounts and commissions and estimated offering expenses):

                          Shares Purchased  Total Consideration
                         ------------------ ---------------------- Average Price
                           Number   Percent   Amount     Percent     Per Share
                         ---------- ------- ----------- ---------- -------------
Existing stockholders..  22,966,335   83.6% $    70,203      51.0%    $ 3.06
New investors..........   4,500,000   16.4       67,500      49.0      15.00
                         ----------  -----  -----------  --------
  Total................  27,466,335  100.0% $   137,703     100.0%
                         ==========  =====  ===========  ========

  If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 5,175,000 or 18.4 % of the total shares of common stock outstanding after this offering.

  In the event that we issue additional shares of common stock in the future, purchasers of common stock in this offering may experience further dilution. As of December 31, 1999, there were options outstanding to purchase 5,729,265 shares of common stock at a weighted average exercise price of approximately $4.88 per share, 231,256 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.45 per share and 5,193,000 shares of common stock reserved for issuance under our stock option plans and our employee stock purchase plan.

  Assuming the exercise in full of all outstanding options and warrants, our pro forma as adjusted net tangible book value at December 31, 1999 would be $3.81 per share, representing an immediate increase in net tangible book value of $0.22 per share to our existing stockholders, and an immediate decrease in the net tangible book value per share of $1.05 to the new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1995 and 1996 and the selected statement of operations data for the year ended December 31, 1995 have not been audited. In the opinion of management, these unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our operating results for the indicated periods. The selected consolidated statement of operations data for the year ended December 31, 1996 and the selected consolidated balance sheet data as of December 31, 1997 have been derived from our audited consolidated financial statements not included in this prospectus.

                                          Year Ended December 31,
                                  --------------------------------------------
                                   1995     1996     1997     1998      1999
                                  -------  -------  -------  -------  --------
                                   (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenue:
  License.......................  $    43  $ 1,187  $ 2,726  $ 7,968  $ 13,613
  Service.......................      865      311    1,656    3,787     5,954
                                  -------  -------  -------  -------  --------
   Total revenue................      908    1,498    4,382   11,755    19,567
                                  -------  -------  -------  -------  --------
Cost of revenue:
  License.......................      --       383      125      400       --
  Service.......................      210      265    1,039    2,699     5,460
                                  -------  -------  -------  -------  --------
   Total cost of revenue........      210      648    1,164    3,099     5,460
                                  -------  -------  -------  -------  --------
Gross profit....................      698      850    3,218    8,656    14,107
                                  -------  -------  -------  -------  --------
Operating expenses:
  Sales and marketing, net of
   $95 of noncash compensation
   expense......................      100      807    2,264    6,857    17,636
  Research and development, net
   of $125 of noncash
   compensation expense.........    1,273    2,685    3,641    6,615    11,793
  General and administrative,
   net of $90 of noncash
   compensation expense.........      558      657    1,071    2,720     3,517
  Noncash compensation expense..      --       --       --       --        310
                                  -------  -------  -------  -------  --------
   Total operating expenses.....    1,931    4,149    6,976   16,192    33,256
                                  -------  -------  -------  -------  --------
Loss from operations............   (1,233)  (3,299)  (3,758)  (7,536)  (19,149)
Interest and other income, net..       41       58      204      598       697
                                  -------  -------  -------  -------  --------
Loss before taxes...............   (1,192)  (3,241)  (3,554)  (6,938)  (18,452)
Provision for income taxes......      --       --       --       --         22
                                  -------  -------  -------  -------  --------
Net loss........................  $(1,192) $(3,241) $(3,554) $(6,938) $(18,474)
                                  =======  =======  =======  =======  ========
Basic and diluted net loss per
 share..........................  $ (2.34) $ (2.78) $ (2.46) $ (3.19) $  (6.32)
                                  =======  =======  =======  =======  ========
Shares used to compute basic and
 diluted net loss per share ....      510    1,164    1,443    2,173     2,924
                                  =======  =======  =======  =======  ========
Pro forma basic net loss per
 share (unaudited)..............                                      $  (0.99)
                                                                      ========
Shares used in computing pro
 forma basic net loss per share
 (unaudited)....................                                        18,713
                                                                      ========

                                                    As of December 31,
                                           ------------------------------------
                                            1995   1996   1997   1998    1999
                                           ------ ------ ------ ------- -------
                                            (unaudited)
                                                      (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents................. $  514 $1,283 $2,056 $ 1,642 $18,073
Working capital...........................  3,957    480  4,028  12,406  33,907
Total assets..............................  4,581  2,216  6,940  20,199  53,722
Long-term debt, less current portion......    --     --     815     --    1,333
Total stockholders' equity................  4,042    801  4,384  14,260  36,951

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  We develop, market and support a voice interface software platform that makes the content and services of the Internet, telecommunications networks and enterprises accessible from any telephone. We were incorporated in July 1994 and began operations in October 1994. Prior to 1996, our revenue was derived from technical consulting services. In 1996, we deployed the first version of our voice interface software platform and began to generate software license revenue. Today, we offer a range of voice interface software products. To support the sale, deployment and operation of our products, we also provide a number of services that include consulting, training, maintenance updates and technical support.

  Our license revenue consists of license fees for our voice interface software products. This license fee is calculated using two variables: the computation power required to run our platform and the maximum number of simultaneous end-user connections to an application running on our platform. License revenue is recognized when:

  .  evidence of an arrangement exists;

  .  delivery has occurred;

  .  the fee is fixed and determinable; and

  .  collection is probable.

  The timing of license revenue recognition is affected by whether we perform consulting services in the arrangement, and the nature of those services. In the majority of cases, we either perform no consulting services at all or we perform standard implementation services that are not essential to the functionality of the software. In these cases, we recognize license revenue either upon issuance of the permanent software license key (which enables the software to be operated) or on system acceptance, if the customer has established acceptance criteria (which occurs only in a small minority of cases). In those contracts having acceptance criteria, criteria typically consist of a demonstration to the customer that, upon implementation, the software performs in accordance with specified system parameters, such as recognition accuracy or call completion rates. When we perform consulting services that are essential to the functionality of the software, we recognize both license and consulting revenue over time based on the percentage of the consulting services that have been completed.

  Service revenue consists of revenue from providing consulting, training, maintenance updates and technical support. Our consulting service contracts are bid either on a fixed-fee basis or on a time-and-materials basis. For a fixed-fee contract, we recognize revenue using the percentage of completion method. For time-and-materials contracts, we recognize revenue as services are performed. Training service revenue is recognized as services are performed. Losses on consulting and training service contracts, if any, are recognized as soon as such losses become known. Revenue from maintenance updates and technical support is recognized ratably over the term of the applicable agreement.

  The Company's standard payment terms are net 30 days from the date of invoice. However, an average of 70% of our license revenue recognized during a quarter is invoiced in the last month of the quarter. Thus, a significant portion of our accounts receivable balance at the end of a quarter is typically comprised of a large percentage of the total revenue from that quarter.

  We record deferred revenue primarily as a result of payments from customers received in advance of product deployment or performance of services. As of December 31, 1999, deferred revenue was $4.3 million. The deferred revenue amount includes unearned license revenue and prepaid services that will be recognized as revenue in the future as we deliver licenses and perform services.

  We sell products to our customers both directly through a sales force and indirectly through resellers and systems integrators. Customers exceeding 10% of total revenue are:

  .  Charles Schwab, who accounted for 16% of total revenue for 1997;

  . Periphonics--a Nortel Networks Company, who acting as a reseller accounted for 11% of total revenue for 1997, 19% of total revenue for 1998 and 25% of total revenue for 1999;

  . Telia, a Swedish telecommunications carrier, who accounted for 27% of total revenue for 1997;

  . Motorola, a stockholder of Nuance, who accounted for 10% of total revenue for 1997 and 15% of total revenue for 1998;

  . Fidelity, a stockholder of Nuance, who accounted for 32% of total revenue for 1998 and 20% of total revenue for 1999.

  No other customers accounted for more than 10% of our revenue for 1997, 1998 or 1999.

  We sell our products to customers in North America, South America, Europe, Asia and Australia. International sales accounted for approximately 33% of our total revenue in 1997, 18% of our total revenue in 1998 and 21% of our total revenue for 1999. We anticipate that markets outside the United States will continue to represent a significant portion of total future revenue. We intend to increase our sales and marketing activities with respect to international licensing of our software and provisioning of our services in the foreseeable future. International sales are currently denominated in U.S. dollars. However, we may denominate sales in foreign currencies in the future.

  Cost of license revenue consists primarily of fees payable on third-party software products and documentation and media costs. Cost of service revenue consists of compensation and related overhead costs for personnel engaged in consulting, training and maintenance for our customers.

  Our operating expenses are classified into three general categories: sales and marketing, research and development, and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to the category, some expenditures, such as compensation, employee benefits, recruiting costs, equipment costs, travel and entertainment costs, facilities costs and third-party professional services fees, occur in each of these categories.

  We allocate the total costs for information services and facilities to each functional area that uses the information services and facilities based on relative headcount. These allocated costs include rent and other facility-related costs for our offices, communication charges and depreciation expense for furniture and equipment.

  We had 258 full-time employees as of December 31, 1999 and intend to hire a significant number of employees in the future. This continued expansion places significant demands on our management and operational resources. To manage this rapid growth, we must continue to invest in and implement operational systems, procedures and controls.

  From our inception through December 31, 1999, we have incurred approximately $63.0 million of operating costs and expenses, including approximately $26.2 million of research and development expenditures used to develop our current and future software products. As a result of these and other operating expenditures, we have incurred net operating losses in each year since inception. We anticipate that our operating expenses will increase in the foreseeable future as we build our services, sales and marketing organizations and as we continue to invest in research and development. Accordingly, we expect to incur operating losses for at least the next 24 months.

  In connection with the grant of stock options during the year ended December 31, 1999, we recorded deferred stock compensation of approximately $5.9 million within stockholders' equity, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. This amount is presented as a reduction of stockholders' equity and will be amortized over the vesting period of the applicable options using an accelerated method of amortization. Under the accelerated method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services will be provided. However, the method results in a front-loading of the compensation expense. During 1999, we recorded amortization of deferred stock compensation of $310,000 relating to 2.5 million stock options granted at a weighted average exercise price of $8.20.

  We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as being indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in new and rapidly evolving markets. Although we have experienced significant revenue growth recently, this trend may not continue. Furthermore, we may not achieve or maintain profitability in the future.

Results of Operations

  The following table presents selected financial data for the periods indicated as a percentage of total revenue.

                                                              Year Ended
                                                             December 31,
                                                            ------------------
                                                            1997   1998   1999
                                                            ----   ----   ----
Revenue:
 License ..................................................  62%    68%    70%
 Service ..................................................  38     32     30
                                                            ---    ---    ---
  Total revenue............................................ 100    100    100
                                                            ---    ---    ---
Cost of revenue:
 License...................................................   3      3      0
 Service...................................................  24     23     28
                                                            ---    ---    ---
  Total cost of revenue....................................  27     26     28
                                                            ---    ---    ---
Gross profit...............................................  73     74     72
                                                            ---    ---    ---
Operating expenses:
 Sales and marketing.......................................  52     58     90
 Research and development..................................  83     56     60
 General and administrative................................  24     23     18
 Noncash compensation expense.............................. --     --       2
                                                            ---    ---    ---
  Total operating expenses................................. 159    137    170
                                                            ---    ---    ---
Loss from operations....................................... (86)   (63)   (98)
Interest and other income, net.............................   5      5      4
                                                            ---    ---    ---
Net loss................................................... (81)%  (58)%  (94)%
                                                            ===    ===    ===

Comparison of Years Ended December 31, 1998 and 1999

 Revenue

  Total revenue increased from $11.8 million in 1998 to $19.6 million in 1999, an increase of 66%.

  License revenue increased from $8.0 million in 1998 to $13.6 million in 1999, an increase of 70%. This increase in license revenue was due to a $5.6 million increase in sales generated by our resellers. License revenue represented 68% of total revenue for 1998 and 70% of total revenue for 1999.

  Service revenue increased from $3.8 million for 1998 to $6.0 million in 1999, an increase of 58%. This increase in service revenue was due to the customer implementations associated with the increase in license sales described above which accounted for $603,000 of the increase. Additionally, revenue from maintenance updates and technical support increased $1.3 million due to the increase in license sales. Finally, training revenue increased $403,000. Service revenue represented 32% of total revenue for 1998 and 30% of total revenue for 1999.

 Cost of Revenue

  Cost of license revenue decreased from $400,000 in 1998 to $0 in 1999. As a percentage of license revenue, cost of license revenue was 5% in 1998 and 0% in 1999. The decrease in the cost of license revenue was due to a reduction in software license fees of $400,000 paid to a subsidiary of SRI International, a stockholder of Nuance. We anticipate that the cost of license revenue may increase in absolute dollars as we license additional technologies, although cost of license revenue will vary as a percentage of license and total revenue from period to period.

  Cost of service revenue increased from $2.7 million in 1998 to $5.5 million in 1999. Cost of service revenue as a percentage of service revenue was 71% in 1998 and 92% in 1999. This increase was due to 14 additional services personnel who were hired with the expectation of supporting a larger customer base in the future. We anticipate that cost of service revenue will increase in absolute dollars, although cost of service revenue will vary as a percentage of service and total revenue from period to period.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist of compensation and related costs for sales and marketing personnel and promotional expenditures, including public relations, advertising, trade shows and marketing collateral materials. Sales and marketing expenses increased from $6.9 million in 1998 to $17.6 million in 1999. This increase was attributable to the addition of 40 sales and marketing personnel which added approximately $6.9 million to expenses, an increase in sales commissions associated with increased revenue which added approximately $1.9 million to expenses and higher marketing costs due to expanded promotional activities which added approximately $1.9 million to expenses. As a percentage of total revenue, sales and marketing expenses were 58% in 1998 and 90% in 1999. We expect to continue to increase our marketing and promotional efforts and hire additional sales personnel. Accordingly, we anticipate that sales and marketing expenses will increase in absolute dollars, but will vary as a percentage of total revenue from period to period.

  Research and Development. Research and development expenses consist of compensation and related costs for research and development personnel and contractors. Research and development expenses increased from $6.6 million in 1998 to $11.8 million in 1999. This increase was attributable to the addition of 59 personnel associated with product development activities which added approximately $4.3 million to expenses and increased use of technical contractors which added approximately $930,000 to expenses. As a percentage of total revenue, research and development expenses were 56% in 1998 and 60% in 1999. We expect to continue to make substantial investments in research and development and anticipate that research and development expenses will continue to increase in absolute dollars, but will vary as a percentage of total revenue from period to period.

  General and Administrative. General and administrative expenses consist of compensation and related costs for administrative personnel, legal services, accounting services and other general corporate expenses. General and administrative expenses increased from $2.7 million in 1998 to

$3.5 million in 1999, due to an increase of 20 personnel, which added approximately $635,000 to expenses, and increased legal and professional fees, which added approximately $165,000 to expenses. This increased expense was necessary to support our growth. As a percentage of total revenue, general and administrative expenses were 23% in 1998 and 18% in 1999. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business. However, we expect that these expenses will vary as a percentage of total revenue from period to period.

 Interest and Other Income, Net

  Interest and other income, net consists of interest earned on cash and short-term investments, offset by interest expense related to a note payable. Interest and other income, net was $598,000 in 1998 and $697,000 in 1999. The increase was due to interest income earned on higher cash balances.

Comparison of Years Ended December 31, 1997 and 1998

 Revenue

  Total revenue increased from $4.4 million in 1997 to $11.8 million in 1998, an increase of 168%.

  License revenue increased from $2.7 million in 1997 to $8.0 million in 1998, an increase of 196%. This increase in license revenue was due to a $1.6 million increase in sales generated by our resellers and a $3.7 million increase in direct sales. License revenue represented 62% of total revenue for 1997 and 68% of total revenue for 1998.

  Service revenue increased from $1.7 million in 1997 to $3.8 million in 1998, an increase of 124%. This increase in service revenue was due primarily to the customer implementations associated with the increase in license sales described above which accounted for an increase of $1.3 million. Additionally, revenue from maintenance updates and technical support increased $494,000 due to the increase in license sales. Service revenue represented 38% of total revenue for 1997 and 32% of total revenue for 1998.

 Cost of Revenue

  Cost of license revenue increased from $125,000 in 1997 to $400,000 in 1998. As a percentage of license revenue, cost of license revenue was 5% in 1997 and 1998. The increase in the cost of license revenue was due to an increase of $400,000 in software fees paid to a subsidiary of SRI International.

  Cost of service revenue increased from $1.0 million in 1997 to $2.7 million in 1998. The increase in cost of service revenue was attributable to an increase of 21 personnel dedicated to support our growing number of customers. Cost of service revenue as a percentage of service revenue was 63% in 1997 and 71% in 1998.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $2.3 million in 1997 to $6.9 million in 1998. The increase was due to the addition of 28 sales and marketing personnel which added approximately $3.1 million to expenses, increased sales commissions related to increased revenue which added approximately $1.1 million to expenses and increased marketing costs which added approximately $398,000 to expenses. As a percentage of total revenue, sales and marketing expenses were 52% for 1997 and 58% for 1998.

  Research and Development. Research and development expenses increased from $3.6 million in 1997 to $6.6 million in 1998. The increase was due to the addition of nineteen personnel associated with product development activities, which added approximately $2.7 million to expenses, and increased use of technical contractors, which added approximately $291,000 to expenses. As a percentage of total revenue, research and development expenses decreased from 83% in 1997 to 56% in 1998.

  General and Administrative. General and administrative expenses increased from $1.1 million in 1997 to $2.7 million in 1998. The increase was due in part to costs of $565,000 associated with the addition of seven management and financial personnel necessary to support our growth. Additionally, bad debt expense increased $230,000, facilities expense increased $190,000, legal expenses increased $100,000 and depreciation and amortization increased approximately $200,000. The balance of the increase was driven by other general and administrative costs associated with overall increases in company headcount and business activity. As a percentage of total revenue, general and administrative expenses decreased from 24% in 1997 to 23% in 1998.

 Interest and Other Income, Net

  Interest and other income, net increased from $204,000 in 1997 to $598,000 in 1998. This increase was due to interest income earned on higher balances of cash and short-term investments resulting from our Series D preferred stock financing in May 1998.

Quarterly Results of Operations

  The following tables set forth a summary of our unaudited quarterly operating results for each of the eight quarters in the period ended December 31, 1999. The information has been derived from our unaudited consolidated financial statements that, in management's opinion, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our audited consolidated financial statements and associated notes. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                  Quarter Ended
                                   ------------------------------------------------------------------------------
                                   March 31, June 30,  Sept. 30, Dec. 31,  March 31, June 30,  Sept. 30, Dec. 31,
                                     1998      1998      1998      1998      1999      1999      1999      1999
                                   --------- --------  --------- --------  --------- --------  --------- --------
                                                                 (in thousands)
Consolidated Statement of Operations Data:
Revenue:
 License.........................   $   867  $ 2,240    $ 3,089  $ 1,772    $ 4,140  $ 2,792    $ 2,678  $ 4,003
 Service.........................       961      787        840    1,199        820    1,754      1,684    1,696
                                    -------  -------    -------  -------    -------  -------    -------  -------
 Total revenue...................     1,828    3,027      3,929    2,971      4,960    4,546      4,362    5,699
                                    -------  -------    -------  -------    -------  -------    -------  -------
Cost of revenue:
 License.........................        48       37        315       --         --       --         --       --
 Service.........................       324      656        690    1,029      1,182    1,390      1,259    1,629
                                    -------  -------    -------  -------    -------  -------    -------  -------
 Total cost of revenue...........       372      693      1,005    1,029      1,182    1,390      1,259    1,629
                                    -------  -------    -------  -------    -------  -------    -------  -------
Gross profit.....................     1,456    2,334      2,924    1,942      3,778    3,156      3,103    4,070
                                    -------  -------    -------  -------    -------  -------    -------  -------
Operating expenses:
 Sales and marketing.............     1,108    1,470      2,017    2,262      2,603    3,716      4,902    6,415
 Research and development........     1,141    1,441      1,789    2,244      2,145    2,531      3,077    4,040
 General and administrative......       483      636        692      909        688      842        859    1,128
 Noncash compensation expense....        --       --         --       --         --       --         --      310
                                    -------  -------    -------  -------    -------  -------    -------  -------
 Total operating expenses........     2,732    3,547      4,498    5,415      5,436    7,089      8,838   11,893
                                    -------  -------    -------  -------    -------  -------    -------  -------
Loss from operations.............    (1,276)  (1,213)    (1,574)  (3,473)    (1,658)  (3,933)    (5,735)  (7,823)
Interest and other income, net...        12      219        245      122        138      129         70      360
                                    -------  -------    -------  -------    -------  -------    -------  -------
Loss before income taxes.........    (1,264)    (994)    (1,329)  (3,351)    (1,520)  (3,804)    (5,665)  (7,463)
Provision for income taxes.......        --       --         --       --         --       --         --       22
                                    -------  -------    -------  -------    -------  -------    -------  -------
Net loss.........................   $(1,264) $  (994)   $(1,329) $(3,351)   $(1,520) $(3,804)   $(5,665) $(7,485)
                                    =======  =======    =======  =======    =======  =======    =======  =======

As a Percentage of Total Revenue:
Revenue:
 License.........................        47%      74%        79%      60%        83%      61%        61%      70%
 Service.........................        53       26         21       40         17       39         39       30
                                    -------  -------    -------  -------    -------  -------    -------  -------
 Total revenue...................       100      100        100      100        100      100        100      100
                                    -------  -------    -------  -------    -------  -------    -------  -------
Cost of revenue:
 License.........................         2        1          8      --         --       --         --       --
 Service.........................        18       22         18       35         24       31         29       29
                                    -------  -------    -------  -------    -------  -------    -------  -------
 Total cost of revenue...........        20       23         26       35         24       31         29       29
                                    -------  -------    -------  -------    -------  -------    -------  -------
Gross profit.....................        80       77         74       65         76       69         71       71
                                    -------  -------    -------  -------    -------  -------    -------  -------
Operating expenses:
 Sales and marketing.............        61       49         51       76         52       82        112      112
 Research & development..........        63       47         46       76         43       56         71       71
 General & administrative........        26       21         17       30         15       18         20       20
 Noncash compensation expense....        --       --         --       --         --       --         --        5
                                    -------  -------    -------  -------    -------  -------    -------  -------
 Total operating expenses........       150      117        114      182        110      156        203      208
                                    -------  -------    -------  -------    -------  -------    -------  -------
Loss from operations.............       (70)     (40)       (40)    (117)       (34)     (87)      (132)    (137)
Interest and other income, net...         1        7          6        4          3        3          2        6
                                    -------  -------    -------  -------    -------  -------    -------  -------
Loss before income taxes.........       (69)    (33)        (34)    (113)       (31)     (84)      (130)    (131)
Provision for income taxes.......        --       --         --       --         --       --         --       --
                                    -------  -------    -------  -------    -------  -------    -------  -------
Net loss.........................        69%      33%        34%     113%        31%      84%       130%     131%
                                    =======  =======    =======  =======    =======  =======    =======  =======

  Our revenue and operating results are difficult to forecast and will fluctuate, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, they should not be relied upon as an indication of future performance.

  License revenue has fluctuated from quarter to quarter, particularly in the quarters ended June 30, 1998 through March 31, 1999, primarily due to the license fees from one large transaction with Fidelity Investments. Revenue from this transaction was $1.0 million in the quarter ended June 30, 1998, $1.9 million in the quarter ended September 30, 1998, $550,000 in the quarter ended December 31, 1998 and $3.1 million in the quarter ended March 31, 1999. Service revenue has fluctuated from quarter to quarter primarily as a result of the uneven nature of project-oriented work. In the quarter ended March 31, 1999, the completion of several projects did not occur as scheduled, causing revenue recognition to be delayed until the following quarter.

  Cost of revenue has generally increased from quarter to quarter, mainly due to the addition of service employees. Cost of service revenue in the quarter ended December 31, 1998 includes a provision for losses we incurred on two projects.

  Operating expenses have increased from quarter to quarter as we have added employees in sales, marketing, engineering and administration required to support actual and anticipated business activities. In the quarter ended December 31, 1998, general and administrative expenses rose due to the costs of a change in facilities, and research and development expenses were high as a result of expenses associated with a large number of external consultants.

Provision for Income Taxes

  We have incurred operating losses for all periods from inception through December 31, 1999 and therefore have not recorded a provision for federal income taxes for any period through December 31, 1999. We recorded a provision for international income taxes of $22,000 in the year ended December 31, 1999 relating to taxes on foreign subsidiaries. We have recorded a valuation allowance for the full amount of our gross deferred tax assets, as the future realization of the tax benefit is uncertain.

  As of December 31, 1999, we had federal net operating loss carryforwards of approximately $27.8 million and state net operating loss carryforwards of approximately $25.9 million. These federal and state loss carryforwards may be available to reduce future taxable income. The federal loss carryforwards expire at various dates into the year 2019. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be used annually in the future to offset taxable income. It is possible that such a change may have already occurred or could occur as a result of this offering. See note 11 of notes to consolidated financial statements.

Liquidity and Capital Resources

  Since inception, we have financed our operations primarily from private sales of convertible preferred stock totaling $70.0 million through December 31, 1999 and, to a lesser extent, from lease financing. As of December 31, 1999, we had cash and cash equivalents aggregating $18.1 million and short-term investments totaling $23.4 million.

  Our operating activities used cash of $3.5 million during 1997, $2.7 million during 1998 and $13.9 million during 1999. This negative operating cash flow resulted principally from our net losses experienced during these periods as we invested in the development of our products, expanded our sales force and expanded our infrastructure to support our growth.

  Our investing activities consist of purchases and maturities of short-term investments, and purchases of computer equipment, furniture, fixtures and leasehold improvements to support our growth in employees. Investing activities used cash of $2.8 million during 1997, $13.1 million during 1998 and $12.7 million during 1999.

  Our financing activities generated cash of $7.1 million during 1997, $15.4 million during 1998 and $43.1 million during 1999. Of these financing activities, the issuance of convertible preferred stock and common stock generated net proceeds of $7.1 million during 1997, $16.6 million during 1998 and $40.7 million during 1999. We had proceeds from bank borrowings of $372,000 in 1997, no proceeds in 1998 and $2.8 million in 1999. Repayment of bank borrowings was $372,000 during 1997, $1.2 million during 1998 and $459,000 during 1999. In July 1999, we signed a $2.0 million property and equipment line with Silicon Valley Bank that is repayable ratably over a 36-month period, commencing January 2000. The loan bears variable interest at the prime rate plus 0.75%, and is secured by substantially all of our assets. As of December 31, 1999, we had borrowed $2.0 million under this term loan at an interest rate of 9.25%.

  In October 1999, our Canadian subsidiary entered into a revolving line of credit under which it can borrow up to $600,000 in Canadian dollars. The revolving line of credit, secured by a letter of credit from our primary bank, bears interest at the lender's prime rate plus .5% per annum (9.0% at December 31, 1999). The line of credit remains in effect as long as the underlying letter of credit remains in place. At December 31, 1999, $376,000 was outstanding under the revolving line of credit in U.S. dollars and $37,000 was available for future borrowings in U.S. dollars.

  Our capital requirements depend on numerous factors. We expect to devote substantial resources to continue our research and development efforts, expand our sales, support, marketing and product development organizations, establish additional facilities worldwide and build the infrastructure necessary to support our growth. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the future. We believe that the proceeds from our proposed initial public offering, together with our current cash and cash equivalents and our borrowing capacity, will be sufficient to fund our activities for the next 24 months. Thereafter, we may need to raise additional funds in order to fund more rapid expansion, including significant increases in personnel and office facilities; to develop new or enhance existing services or products; to respond to competitive pressures; or to acquire or invest in complementary businesses, technologies, services or products. In addition, in order to meet our long-term liquidity needs, we may need to raise additional funds or seek other financing arrangements. Additional funding may not be available on favorable terms or at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate potential acquisitions of other businesses, products and technologies. Any additional equity or debt financing may be dilutive to existing investors.

Recently Issued Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activity. SFAS No. 133 establishes accounting methods for derivative financial instruments and hedging activities related to those instruments, as well as for other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which amends SFAS 133 to be effective for all quarters of any fiscal year beginning after June 13, 2000. We will adopt SFAS No. 133 effective January 1, 2001.

  The American Institute of Certified Public Accountants issued Statement of Position, or SOP, No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions. SOP No. 98-9 amends SOP No. 97-2 to require an entity to recognize revenue for multiple element arrangements by means of the "residual method" when:

  . vendor-specific evidence of fair value exists for all of the undelivered elements that are not accounted for by means of long-term contract accounting;

  . vendor specific evidence of fair value does not exist for one or more of the delivered elements; and

  . all revenue recognition criteria of SOP No. 97-2, other than the requirement for vendor-specific evidence of the fair value of each delivered element, are satisfied.

  The adoption of SOP 98-9 in fiscal 1999 did not have a significant effect on the Company's financial position or results of operations.

Year 2000 Disclosure

  The year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. We completed our year 2000 assessment in 1999 and, although January 1, 2000 has passed, we have not experienced any disruption in our business as a result of the transition to the year 2000. We have also experienced no disruption in our business as a result of the passing of February 29, 2000. However, it is possible that problems have gone undetected, or that other dates in the year 2000 may further affect computer software and systems. While we believe that the year 2000 problem will not affect any of our systems, we cannot guarantee that we will not discover a problem during 2000 that will require upgrade, modification or replacement of our products or computer software or systems used in our business. In addition, it is possible that the internal systems of our clients or other parties with whom we do business have already been or will be negatively affected by the year 2000 problem. Our business could suffer if we, or any of our customers or other parties with whom we do business, experience failures of software, computer technology or other systems as a result of problems associated with the year 2000.

                                    BUSINESS

  Nuance develops, markets and supports a voice interface software platform that makes the information and services of enterprises, telecommunications networks and the Internet accessible from any telephone.

  Enterprises such as brokerages, banks, airlines and retailers use our software platform to provide a voice user interface to applications including stock quotes and trading, home banking, travel planning and shopping. An example of spoken dialog for a brokerage application enabled by our software is:

    Computer:    "What would you like to do?"
    Caller:      "Buy a hundred shares of IBM at one twelve and a quarter."
    Computer:    "Confirming, for the day, buy 100 shares of International
                 Business Machines
                  at 112 and 1/4. Is this correct?"
    Caller:      "Yeah."
    Computer:    "Your order is confirmed and pending."

  Wireless and wireline telecommunications carriers use our software platform to provide their subscribers with a voice user interface to applications such as dialing and customer service. An example of spoken dialog for a voice-activated dialing application enabled by our software is:

    Computer:    "Who would you like to call?"
    Caller:      "Get me Doug Johnson at work."
    Computer:    "Calling Douglas Johnson, office phone."

  A voice portal is a new type of enhanced service provider that uses our software platform to enable and expand its offerings. Voice portals offer access to information and commerce over the telephone using a voice user interface, similar to the way that web portals provide information and commerce through a personal computer using a graphical user interface. An example of spoken dialog for a voice portal's application enabled by our software is:

    Computer:    "Welcome to your voice portal homepage, how can I help you?"
    Caller:      "I'd like a traffic report."
    Computer:    "For what road would you like the traffic report?"
    Caller:      "Highway 280, northbound."
    Computer:    "Highway 280 northbound is stop-and-go from the Sand Hill
                 Road exit to
                  Highway 92."

  We sell our products to our customers both directly through our sales force and indirectly through resellers that include:

  . telephony infrastructure providers, such as Edify--a subsidiary of S1 Corporation, Mitel, Motorola, Periphonics--a Nortel Networks Company and Syntellect;

  .  e-commerce software companies, such as BroadVision; and

  .  system integrators, such as BT Syncordia, IBM and Omron.

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

  As of December 31, 1999, over 150 businesses in a variety of industries worldwide had licensed our software platform directly from us or through our resellers. These businesses include:

  . enterprises, including financial service companies such as Charles Schwab & Co. and Fidelity Investments, banks such as Banco Itau (Brazil) and Lloyds TSB (United Kingdom), airlines such as American Airlines and Delta Airlines, and retailers such as The Home Shopping Network and Sears, Roebuck and Co.;

  . telecommunications carriers, such as British Telecommunications plc, CTBC Telecom (Brazil), Telia (Sweden) and US West; and

  . enhanced service providers, such as General Magic, GoSolo Technologies, U-Access and Webley Systems.
Industry Background

  Companies are striving to create new and better means of communicating and conducting business with their customers. Therefore, businesses are investing significantly to build and improve their customer service infrastructure. Historically, offering convenient, easy-to-use and cost-effective customer support to all potential customers has been difficult. New voice user interface technologies are emerging, however, that allow businesses to leverage the Internet and telecommunications infrastructure in order to more effectively and efficiently interact with their customers.

 Growth of the Internet

  The Internet has offered businesses a new global communications medium for efficient sharing of electronic information and transactions. Businesses have made massive investments over the last few years to enable their information to be delivered and transactions to be conducted over the World Wide Web. International Data Corporation, or IDC, estimates that there were 925 million URLs on the web in 1998 and that this number is expected to grow to 13 billion by 2003, representing a five-year compound annual growth rate of 70%. IDC also estimates that there were approximately 196 million users of the Internet worldwide at the end of 1999 and that the number of users will grow to over 502 million by 2003.

 Widespread Accessibility of Wireless and Wireline Telecommunications Networks

  While the number of users accessing the Internet is rapidly growing, the telephone network is already widely accessible. The Yankee Group estimates that in 1998 there were over 831 million telephone lines installed and that there were 300 million wireless subscribers worldwide. The recent rapid growth in the wireless market is projected by The Yankee Group to continue, with over one billion subscribers worldwide by 2003, representing a five-year compound annual growth rate of 29%. The proliferation of the wireless phone has made access to the telephone network even easier.

  Although access to the Internet is becoming increasingly common, as of January 2000, IDC estimates showed that by 2002 only 47% of U.S. households will have access to the Internet. Additionally, IDC then estimated that in 2002, the U.S. would represent 43% of the worldwide Internet user population. Thus, many people must obtain information and services and conduct commerce by means other than a personal computer connected to the Internet. Even those potential users who do have Internet access are not always near their personal computers when they need information or want to conduct commerce.

  In contrast, the telephone is a more readily available information and services access device. In comparison to personal computers, telephones are simple to operate and use the most natural form of communication, the human voice. Therefore, the telephone network holds a greater potential for businesses to deliver their information to, and conduct transactions with, the largest possible population.

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

 High Cost of Call Centers and Limitations of First-Generation Automated Telephone Systems

  Many enterprises have invested in call centers staffed by customer service representatives to interact with customers over the telephone. In a call center, a customer service representative listens to a caller's inquiry, retrieves the information from a computer terminal, and communicates the results to the caller. While these call centers are effective at delivering services over the telephone, they are labor-intensive and expensive. The first generation of systems designed to automate these customer interactions and lower the cost of customer contact was deployed using touch-tone interfaces. Using these systems, callers navigate through menus of touch-tone options and press the keys that help them obtain information or conduct transactions. These systems achieve some automation, but because of the limitations of the telephone key pad, are generally regarded as difficult to use, limiting the range of services that can be offered and customer acceptance rates. As a result, enterprises continue to rely upon traditional call centers staffed by customer service representatives to provide more sophisticated service and to support customers who opt out of touch-tone systems by pressing zero. The Giga Information Group estimates that in 1999, as many as 2.8 million people still worked in 69,000 call centers in the United States and Datamonitor, a London-based consultancy, estimates that in 1998 close to one million people worked in approximately 12,000 call centers across Europe. The Giga Information Group estimates that $91 billion was spent on call centers in 1999. As a result, businesses continue to explore new alternatives for automating customer interaction worldwide.

 Changes in the Telecommunications Industry

  Telecommunications carriers are searching for innovative ways to generate revenue from new and existing customers. For both wireless and wireline carriers, deregulation and technology advancements continue to spur increased competition, driving down the average revenue per customer and decreasing traditional customer loyalties. As a result, carriers are seeking to improve customer retention by providing value-added network services such as voice messaging, call waiting and directory services. While acceptance rates of these services have been relatively high, customer turnover continues at a rate of approximately 25% per year according to The Yankee Group. This customer turnover and pricing pressures are driving carriers to offer new, higher-value, information-based services. One of the challenges that the carriers face is delivering sophisticated information-based services through the telephone. Even with the evolution of telephones with small screen displays, the ability for the user to input information is constrained, limiting the usability and sophistication of services that can be made available.

 The Market Opportunity

  We believe there is a significant opportunity for a telephone-based voice user interface capable of delivering information and conducting commerce in a cost-effective, convenient and easy-to-use manner. These voice systems must recognize and understand naturally spoken commands, while also authenticating caller identities. Although basic speech recognition technology has succeeded at automating certain specialized applications, such as limited data entry and retrieval, its widespread use has been constrained by technical limitations and the cost of processing power. Within the last few years, however, the cost of computer processing power has declined significantly and technical advancements have provided the opportunity for speech technology to perform with a higher degree of recognition accuracy in challenging conditions across telecommunications networks. We believe that businesses will benefit from voice interface platforms that provide highly accurate, cost-effective, scalable solutions for communicating and conducting business with customers over the telephone.

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

The Nuance Solution

  Nuance develops, markets and supports a voice interface software platform that makes the information and services of enterprises, telecommunications networks and the Internet accessible from any telephone.

  Our software platform consists of software servers that run on industry-standard hardware and perform speech recognition, natural language understanding and voice authentication. Speech recognition is used to recognize what a person says, natural language understanding derives the meaning of what is said and voice authentication verifies the identity of a speaker based on the unique qualities of that speaker's voice. We offer a software developer toolkit and software components to enable our customers and third parties to develop voice interfaces that use our software platform. These software components include the user interface for specific tasks, such as requesting a telephone number, date or dollar amount. We also offer a range of consulting, support and education services.

  A new part of our solution is a voice browser which we recently announced and demonstrated publicly. Our voice browser will provide a standard user interface for telephone access to traditional telephony applications, voice portals and voice-enabled Internet content. The functionality of our voice browser used via the telephone is analogous to a web browser, which allows users to navigate the World Wide Web via a personal computer. Our voice browser will allow personalization through storage of user profile information and personal bookmark lists. Our voice browser uses the speech recognition, natural language understanding and voice authentication capabilities of our software platform to deliver its standard user interface. The product is expected to be commercially available in the second half of 2000.

  We believe our products and services provide businesses with the following benefits:

  Increased Revenue Opportunities. By delivering their automated applications over the telephone through a voice user interface, businesses are able to increase their revenue opportunities by:

  . exploiting the relative ubiquity of the telephone to provide an increasingly mobile population of customers and employees with more convenient access to products, services and information;

  . reducing the number of callers that hang up because of the long wait to speak with customer service representatives; and

  . introducing new revenue-generating, value-added services such as voice dialing, directory assistance, personal agents and voice portals.

  Reduced Operational Costs. Our products and services reduce operating costs for businesses by increasing the availability and efficiency of customer contact. According to the Giga Information Group, the average cost of a speech recognition telephone call is between $0.10 and $0.32, compared to the average cost of a call handled by a customer service representative, which typically ranges from $1.95 to $5.00. Even for businesses which offer some services through a touch-tone interface, we believe a voice user interface can reduce the number of callers who elect to speak directly to a customer service representative, thereby reducing overall customer contact costs.

  Increased Customer Retention. Our products and services help businesses offer personalized services such as voice dialing of numbers in stored personal contact lists and access to stock portfolios and other customizable information. Our software also provides enterprises and telecommunications carriers with the ability to introduce new value-added services, allowing them to better differentiate themselves from their competitors. By improving the personalization and differentiation of their services, these businesses are able to improve customer loyalty and increase customer retention.

  Increased Customer Satisfaction. Because users can speak naturally to systems using our software, they can obtain information or perform transactions more quickly than by navigating through the menus of a touch-tone system. Shorter calls allow businesses to handle more users, which in turn leads to shorter hold times. Our software also reduces the need for callers to remember personal identification numbers or passwords. Businesses will be able to offer a consistent level of service that does not rely on training call center customer service representatives.

  Enhanced Security. Our voice authentication software allows businesses to offer applications that are more secure, more personalized and more convenient for end users than traditional security methods such as personal identification numbers and account numbers. Just as individuals can be authenticated by their fingerprints, they also can be authenticated by their voiceprints. Our software can use a caller's voiceprint to authenticate his identity over the telephone with high reliability. Unlike a password or a personal identification number, an individual's voiceprint cannot be lost, stolen or shared. When implemented together with our speech recognition capabilities, voice authentication also increases the usability of an application by reducing the time and complexity of identifying and authenticating a caller. A caller can simply speak his telephone number or name and, while our speech recognition software recognizes what has been spoken, our voice authentication software authenticates the caller's identity.

Strategy

  Our objective is to be the leading voice interface software platform for applications used across enterprises, telecommunications networks and the Internet. The key elements of our strategy are:

  Facilitate the Development, Adoption and Usage of Voice User Interfaces to Information and Services. We anticipate the formation of a web of voice sites, similar to the World Wide Web, that uses a person's voice to access information and services. We expect that this web will allow the inter-connectivity of various Internet and telephony applications with voice interfaces. To facilitate the rapid growth of this voice web and the adoption of our voice interface software, we plan to invest in products that enable the development and usage of voice sites, voice portals and Internet content that may be accessed through a voice interface. We intend to continue investing in the development of our voice browser and to market it to potential voice portal companies, potential voice site companies and telecommunications carriers. We also plan to invest in the development and marketing of new developer tools that help businesses provide voice user interfaces to their applications. Finally, we plan to continue to forge strategic relationships with companies providing platforms, tools and services to these markets.

  Facilitate Broad Acceptance and Deployment of Our Software Platform. By leveraging our market leadership position and combining high-performance speech recognition, natural language understanding and voice authentication technologies in a scalable software platform, we believe that we have the opportunity to establish our software as the de facto standard platform for voice applications and services. We plan to continue to invest significant resources to enhance our core technology, software architecture and developer tools and to create new products and services that facilitate development and deployment of applications having a voice user interface. By publishing application programming interfaces and contributing to standards bodies, we are helping establish industry standards so application developers can quickly and cost-effectively create robust applications having a voice user interface.

  Establish the De Facto Standard for Voice User Interfaces. We believe that, by leveraging our user interface design experience, we are positioned to establish a de facto standard for voice user interfaces. We believe that the existence of such a de facto standard will facilitate third-party development and deployment of applications having a voice user interface and leverage the capabilities of our software platform. Standardization of interface design principles will also give end users consistency in voice user interfaces across different applications, improving the usability and effectiveness of these applications. To help accomplish this goal, we intend to continue to invest in the development and marketing of our voice browser. Our voice browser will provide end users with a consistent interface for navigation and will provide developers with a standard interface for presentation of their voice-enabled applications. We plan to continue to invest in development of, and to encourage third parties to develop, software components. We also intend to create and promote a developer's style guide for voice interfaces and to continue to offer professional services for interface design.

  Leverage Strategic Relationships to Deliver Complete Solutions. We work closely with third parties to deliver complete solutions. Our software is currently integrated with a variety of leading telephony systems. We have also established a number of relationships with application and integration resellers serving both the telecommunications and enterprise markets and plan to continue to forge more of these relationships. In 1999, we introduced the Nuance Partner Alliance, a program for supporting our resellers and integrators, and the Nuance Developer Network, a program for providing developers of voice-enabled applications with tools and information. We intend to continue to invest in the implementation of sales, marketing and support programs to enhance the ability and motivation of third parties to aggressively market, sell and implement solutions based on our software platform.

  Further Develop Our Global Sales, Distribution, Service and Support Capabilities and Related Product Offerings. We have established over 70 customer and partner relationships in seventeen countries outside the United States. We expect the international market for our software to continue to grow and intend to continue to expand our presence in strategic international markets. To continue to address this global opportunity, we plan to accelerate the hiring of sales, service and support personnel local to these markets and to establish new relationships with resellers and integrators serving them. We have products that recognize and understand twelve languages and dialects, and we plan to continue to invest in the development of voice interface products for additional languages and dialects.

Products and Services

  Our product line consists of our software platform and our developer productivity tools, which are both currently available, and our voice browser, which we expect to be commercially available in the second half of 2000. We also offer professional services to facilitate the development, implementation and support of applications operating on our software platform.

 Software Platform

  Nuance 6. The Nuance 6 software server provides speech recognition and natural language understanding capabilities, enabling recognition and understanding of both simple responses, such as "yes" and "no," and complex phrases, such as "buy 333 shares at 33 and 3/4." Nuance 6 is designed to operate on standard CPU hardware architectures and operating systems such as UNIX and Windows NT within a variety of leading telephony systems. The Nuance 6 software platform's distributed server architecture enables speech recognition to be performed on a single hardware server or on multiple hardware servers in a network. When used on multiple servers in a network, Nuance 6 efficiently balances the load of speech recognition requests across available servers and automatically compensates for a hardware or software failure on one or more of these servers.

  The speech recognition and natural language understanding technology of Nuance 6 is available for twelve languages and dialects, including U.S. English, U.K. English, Australian English, Latin

American Spanish, Brazilian Portuguese, German, Italian, Canadian French, European French, Japanese, Mandarin and Cantonese. We plan to continue to implement this technology in additional European, Asian and Latin American languages and dialects as we expand our presence in additional markets.

  Nuance Express. We also offer a version of our Nuance 6 software server called Nuance Express. Nuance Express provides a lower price point for deployment of entry-level applications that recognize and understand spoken numbers and a limited number of spoken phrases. Nuance Express customers benefit from the scalability and accuracy of Nuance 6 and have a seamless path to upgrade their applications when the full capabilities of Nuance 6 are needed.

  Nuance Verifier. The Nuance Verifier software server provides voice authentication capabilities for verifying the identity of a speaker based on his unique voice qualities. Users enroll their voiceprints by speaking information requested by the application. Based on this speech, Nuance Verifier creates a voiceprint of the caller's voice. The software is then able to authenticate the caller's claimed identity by comparing his speech to the previously enrolled voiceprint. Nuance Verifier is tightly integrated with Nuance 6 and operates within the same architecture, allowing for the same software scalability and robustness. This seamless integration provides a key point of differentiation from our competitors' products, since users can be recognized and authenticated simultaneously. For example, when a caller speaks his telephone number, our software will understand what phone number was spoken and use that same statement to authenticate the caller. We believe that Nuance Verifier's technology delivers a high degree of accuracy for voice authentication, which provides callers with high levels of security and convenience.

 Developer Productivity Tools

  SpeechObjects. SpeechObjects are software components that developers can combine to create the entire voice user interface for an application. SpeechObjects have published application programming interfaces that define the voice interface for specific tasks, such as the request for a spoken city name, flight number or postal code. SpeechObjects encapsulate grammars, which are lists of valid responses that a user might say at a particular point in the dialog, prompts, which are messages played to a caller to elicit a response, and a dialog framework, which governs these grammars and prompts. Because SpeechObjects can be used across multiple applications and can be customized for different applications, they help reduce the time and complexity to build an application that uses a voice interface. For example, a SpeechObject that understands a spoken date can be used for applications as diverse as travel planning and bill payment. We facilitate third-party development of new components by providing royalty-free licenses to the source code for a set of SpeechObjects we call Foundation SpeechObjects. These Foundation SpeechObjects capture commonly used information such as dates, times and dollar amounts.

  Nuance Developer's Toolkit. The Nuance Developer's Toolkit facilitates the prototyping, development, deployment and optimization of voice user interfaces for applications. The toolkit provides application programming interfaces to our software platform and also includes twenty-five Foundation SpeechObject software components. Voice user interfaces developed with the Nuance Developer's Toolkit can be integrated with telephony applications written in C/C++ or Java or using one of the Nuance-supported third-party application development software tools. In the next release of the Nuance Developer's Toolkit, which is scheduled to be released in the first half of 2000, we also intend to include a new tool, named V-Builder, that will provide developers with the capability to map existing HTML content, such as that found on a web site, to our SpeechObject application components.

 Nuance Voyager

  In October 1999, we publicly announced and demonstrated our Voyager voice browser, which we anticipate will be commercially available in the second half of 2000. Our voice browser will provide a standard voice user interface for access to traditional telephony applications, voice portals and voice-enabled Internet content. The functionality of our voice browser used via the telephone is analogous to a web browser, which allows users to navigate the World Wide Web via a personal computer. For end users, the Voyager browser delivers a consistent user interface experience with standardized navigation features, such as voice-based hyperlinks, continuous connection from one call to the next and standardized personalization features, such as voice-site bookmarks, stored voiceprints and storage of user profile information. For developers of voice-enabled applications, the Voyager browser offers a consistent framework for presentation of these voice-enabled applications to end users. For the enhanced service providers and telecommunications carriers who may deploy Voyager to their customers, the product allows delivery of new types of voice-enabled services and offers a variety of voice portal services customized to their specific needs.

  Voyager's user interface takes advantage of the speech recognition, natural language understanding and voice authentication capabilities of the Nuance software platform. A potential dialog using the Voyager browser could be as follows:

    Voyager:                  "Welcome to Voyager. How may I help you?"
    Caller:                   "List my bookmarks."
    Voyager:                  "You have the following bookmarks: Acme
                              Airlines, Discount Brokerage, Web Portal Address
                              Book, XYZ Shopping Network. . ."
    Caller:                   "Go to Acme Airlines."
    Voyager:                  "Going to Acme Airlines."
    Airline voice site:       "Welcome to Acme Airlines, how may I help you?"
    Caller:                   "I want to fly from New York to San Francisco
                              next Friday in the afternoon."
    Airline voice site:       "Would you like to leave from JFK airport,
                              LaGuardia airport or Newark airport?"
    Caller:                   "LaGuardia."
    Airline voice site:       "There is a flight leaving at 4:30 p.m. from
                              LaGuardia airport arriving at 7:15 p.m. for a
                              fare of $607.42. Would you like to book a ticket
                              on this flight using your preferred credit card,
                              your home mailing address and your frequent
                              flyer number stored in your Voyager profile?"
    Caller:                   "Yup. . ."
    Airline voice site:       "Confirming. You are booked on a flight leaving
                              at 4:30 . . ."
    Caller:                   "Voyager."

  Voyager recognizes caller's request and responds, disconnecting from Acme Airlines.

    Voyager:                  "How may I help you?"
    Caller:                   "Go to Web Portal Address Book."
    Address Book voice site:  "Welcome to Web Portal Address Book. What would you like
                               to do?"
    Caller:                   "Call Mom at home."
                              "Calling Mom. . ."
    Address Book voice site:
    Mom:
                              "Hello?"
    Caller:
                              "Hi Mom, I'm coming to visit. . ."

 Services

  We offer a range of services for implementation of applications using our software platform. We offer professional services for customer projects, and believe that our experience in the design and deployment of voice interface systems is of value to our customers and provides us with a competitive advantage. We draw on this experience to provide professional services that include prototype development, user interface design, grammar development, system testing, performance optimization and end-user acceptance studies. We also offer technical support services for customers and developers to assist with development, integration and operation of our software products, as well as developer education services.

Voice Technologies

  Our core technologies are speech recognition, natural language understanding and speaker verification.

  Speech recognition. Our highly accurate speech recognition technology uses advanced linguistic and statistical models to interpret and understand natural human speech, enabling users to speak naturally to computers. To recognize speech, we currently use Hidden Markov Models with Gaussian-mixture processing, which are statistical models that incorporate linguistic rules and automatically learn from recorded speech databases. Our approach to speech recognition is based on dividing digitized speech into many short segments, then using our statistical processes to analyze and interpret these segments. Breaking the speech into these short segments creates a high-resolution view of the speech, which results in a high degree of accuracy.

  Natural language understanding. Once speech is recognized, our software determines its meaning. The software extracts the relevant parts of the recognized speech using rules established by the developer of the voice interface. These rules allow it to discard extraneous words such as "uh" and "please" and then map the remaining words to pre-defined associated meanings. For example, if the recognized speech were to be "Big Blue," the application developer could use our developer tools to associate the speech with the ticker symbol "IBM."

  Voice authentication. Our voice authentication software provides security for applications through biometric speaker verification. Callers enroll their voices by speaking information requested by the application. Based on this speech, our technology creates a voiceprint, or a statistical model of the caller's voice. Once a voiceprint is created, our software can authenticate a caller's claimed identity by comparing his speech to the voiceprint created during enrollment. Our voice authentication software takes into account the acoustic differences between types of telephones and caller locations, which may affect how a voice sounds. These acoustic differences are one of the key technological challenges in producing robust voice authentication products. By using our proprietary techniques, our voice authentication technology provides a high degree of accuracy.

Customers

  Our customers comprise a diverse, international group of organizations. The following is a representative list of our customers who have purchased over $100,000 of our software and services either directly from us or through our resellers.

 Enterprises and Enterprise Service Providers

     American Airlines                            HKStocks.com (China)
     American Century                             Lloyds TSB (United Kingdom)
     American Express Financial Advisors          Merrill Lynch
     Banco Itau (Brazil)                          Nissho Iwai Infocom (Japan)
     Banco Mercantil (Venezuela)                  NTL Cable Group (United Kingdom)
     Charles Schwab & Co.                         Odeon Cinemas (United Kingdom)
     Cheap Tickets                                PFPC
     Comdata                                      Polaris Securities (Taiwan)
     Commonwealth of Virginia                     Safilo
     CTC Create (Japan)                           Sears, Roebuck and Co.
     Dell Japan                                   Sony Japan
     Delta Airlines                               TAB Queensland (Australia)
     Dreyfus Corporation                          Timemac (Australia)
     Fidelity Investments                         TD Waterhouse (Canada)
     Fingerhut                                    United States Advanced Networks
     General Electric Co.                         UPS
     Hewitt Associates                            West Teleservices
     Home Shopping Network


 Telecommunications Carriers

          Bell Atlantic                                Southwestern Bell
          British Telecommuications plc (United
           Kingdom)                                    Telia (Sweden)
          CTBC Telecom (Brazil)                        Telstra (Australia)
          Deutsche Telekom (Germany)                   US West


 Enhanced Service Providers

          BeVocal                                      Star*Free
          General Magic                                U-Access
          GoSolo Technologies                          Webley Systems

Customer Case Studies

 American Airlines

  American Airlines, one of the largest air carriers in the world, along with its regional airline affiliate, American Eagle, provides service to nearly 50 countries and 240 cities worldwide. On an average day, American and American Eagle operate more than 3,800 departures.

  American is in the process of redesigning its call center technology to enhance customer service and increase call handling efficiency. As part of this redesign, American, Nuance and Periphonics, one of our value added resellers, implemented our software to give American's customers access to certain information and transactions through a natural voice interface. The first voice-enabled application was deployed to allow American's AADVANTAGE customers to speak their frequent flyer numbers, resulting in their membership information appearing on the computer screen of the reservations representative. Based on the success of this first application, American went on to implement additional voice-enabled applications: AADVANTAGE upgrade requests and retrieval of flight arrival and departure information. An example of the dialog provided in this latter application is as follows:

    American system:          "What is the departure city?"
    Caller:
                              "San Jose."
    American system:          "What is the arrival city?"
    Caller:                   "Dallas."

    American system:          "Would you like departure or arrival?"
    Caller:                   "Um, arrival."
    American system:          "Please say the approximate arrival time."
    Caller:                   "Seven thirty p.m."
    American system:          "The flight is from San Jose, California to
                              Dallas Fort Worth International Airport,
                              arriving at approximately 7:30 p.m., on Monday,
                              January 31, 2000. Is this correct?"
    Caller:                   "Yes."
    American system:          "Flight 384 is scheduled to arrive at Dallas
                              Fort Worth International Airport at 7:42 p.m., terminal A, gate A38, baggage claim area A19."

  By giving callers the ability to speak to the automated systems, American is making it quicker and easier for their customers to get information and perform transactions. The use of our voice interface platform is helping American to differentiate itself from other airlines on the basis of service and to control operating costs.

 The Dreyfus Corporation

  Dreyfus is one of the nation's largest mutual fund companies and a subsidiary of Mellon Bank, NA. In 1999, Dreyfus managed more than $120 billion in more than 160 mutual fund portfolios and offered a range of investment products and customer services to help over one million investors manage and grow their investments.

  Dreyfus found that its existing call center infrastructure was limiting its ability to provide investors with easy and convenient access to all of the account information and transactions they desired. As a result, Dreyfus believes that customer service representatives were handling calls that could have been automated, lengthening call hold times for investors and increasing Dreyfus's cost of providing service.

  Dreyfus picked Nuance and one of our value added resellers, Syntellect, to implement a full- featured mutual fund management application that gives customers the ability to get quotes, make trades, check account balances, track transactions and perform many other functions simply by speaking their requests over the telephone. For example:

     Dreyfus system:  "Main menu. How can I help you?"
     Caller:          "What is the price on Dreyfus Appreciation Fund?"
     Dreyfus system:  "Dreyfus Appreciation Fund, last trade $47.25. What else would you like?"
     Caller:          "The balance in my account."
     Dreyfus system:  "The balance on your Dreyfus Appreciation Fund account as of the close of business on February 4,
                      2000 is $7,500. We're at the main menu. What would
                      you like next?"
     Caller:          "I want to hear my recent transactions."
     Dreyfus system:  "The most recent investment in your Dreyfus
                      Appreciation Fund account was. . ."

  The Dreyfus system began taking customer calls in December 1999 and is positioned to handle over 15,000 calls per day.

 Home Shopping Network

  Home Shopping Network is a global electronic retailer broadcasting to 70 million households via television. On an average day, Home Shopping Network receives 200,000 calls and sells a wide range of retail items. Like most retailers, one of Home Shopping Network's goals is to understand each customer's buying behavior so that it can build stronger customer relationships and target more effectively the marketing of other products or special promotions. Because of its high call volume, Home Shopping Network also needs to handle these customer interactions cost-effectively.

  In July 1999, Home Shopping Network teamed with Nuance and our value added reseller, Edify--a subsidiary of S1 Corporation, to automate and simplify identifying and authenticating individual Home Shopping Network customers who were calling to place orders. The system uses both Nuance 6 to recognize spoken Home Shopping Network customer numbers and Nuance Verifier to authenticate the callers' identities based on their voices.

  The new system allows Home Shopping Network to increase personalization of their service by tracking activity by individual customer instead of by household. The system also automates and simplifies access to Home Shopping Network offerings. With this system, Home Shopping Network customers only have to say a single phrase and Home Shopping Network's automated system can simultaneously recognize their speech and verify their identity with a high degree of accuracy. Because the system is secured by voice authentication, Home Shopping Network is able to let customers identify themselves by speaking their telephone number instead of a Home Shopping Network-defined account number, thereby reducing the number of customers that immediately opt out by pressing zero to talk to a customer service representative because they cannot remember their Home Shopping Network account number. An example of the new voice-enabled customer identification and authentication dialog at Home Shopping Network is as follows:

     HSN system:   "Please say your area code and telephone number
                   now."
     Caller:       "Six five oh, five five five, seven four one one."
     HSN system:   "Thank you. Your call will be transferred. . ."

  Nuance is helping Home Shopping Network with the implementation of additional applications that will automate more of the customer interaction, further reduce the average time customers spend on the line with operators and ultimately reduce costs.

 Sears, Roebuck and Co.

  Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with over 850 department stores and annual revenue of more than $41 billion in 1999.

  With so many locations, Sears found that the total cost of handling incoming telephone calls across all the stores was significant and it was difficult to adequately staff the function to provide callers with timely service. To address these cost and service issues, Sears initiated a project in 1997 to centralize call routing and other functions in a way that was transparent to its customers. While this consolidation helped reduce costs and improve service by moving much of the burden of calling routing out of the individual Sears stores, staffing the centralized call center was still costly and growing call volumes continued to stress the speed at which the calls could be handled, especially during the holidays. Sears stores are typically open twelve hours a day, seven days a week. Sears estimates that about 3,000 telephone switchboard operators were required to handle these routine incoming customer calls. The retail chain's challenge was to automate these calls and continue to improve customer service.

  In 1997, Nuance, Sears and Edify--a subsidiary of S1 Corporation, one of our value added resellers, implemented a system using our software to automate call routing for customers calling their local Sears store. Callers are prompted to speak the department with which they would like to be connected or the product they are interested in, for example:

     Sears system:   "Please say the name of the department you wish to
                     reach."
     Caller:         "Uh, men's shoes."
     Sears system:   "Connecting to men's shoes . . ."

  The system has helped Sears improve customer service by eliminating long ring times before calls are answered. As a result, the system has also helped reduce the number of callers who hang up before their calls are answered. Now, calls to Sears department store main numbers are handled by the Nuance-enabled system which can support two to four calls per store simultaneously, depending upon the size of the store, and on average 250,000 calls a day. Peak daily call volumes during the 1999 holiday season approached 500,000 calls. Sears is now working with Nuance and Edify to provide additional automated services over the telephone for its customers.

Sales and Marketing

  We sell our products both directly through a sales force and indirectly through third-party value added resellers, original equipment manufacturers and system integrators. We believe that our indirect distribution channel will generate a significant amount of revenue in the foreseeable future.

 Direct Sales

  The primary function of our direct sales force is to generate demand for our products that is fulfilled either directly or through channel resellers. As of December 31, 1999, we had 65 persons in sales and marketing serving the United States market and 15 persons in sales and marketing serving international markets. We have recently established European subsidiaries in France and the United Kingdom to foster customer and reseller relationships throughout Europe. We also have area managers based in Australia, Germany and China (Hong Kong). The Central and Latin American markets are currently managed from our headquarters in California.

 Indirect Sales

  We have developed a sales and fulfillment channel that is comprised of third-party value added resellers, original equipment manufacturers and system integrators. In addition, we have joint sales and marketing relationships with a number of companies. We believe that, as the market for voice interface solutions continues to develop, sales through our resellers will represent a significant percentage of our sales.

  Our resellers increase our sales coverage worldwide and address the broad range of market and application opportunities for our software. In addition, these resellers provide end users of our software platform with access to additional resources to design, install and customize applications. Our five largest resellers based on revenue in 1999 were Edify--a subsidiary of S1 Corporation, IBM, Omron Corporation, Periphonics--a Nortel Networks Company and Syntellect.

 Marketing

  Our marketing programs are designed to create awareness for our products and services and support our direct and indirect sales efforts. We have implemented an integrated mix of marketing activities, including public relations, promotional events such as seminars and an annual user conference, demonstration systems, web sites and channel programs. Our channel programs include the Nuance Developer Network and the Nuance Partner Alliance. The Nuance Developer Network is a program for providing developers of voice-enabled applications with tools and information. Members of the Nuance Developer Network receive our Developer Toolkit, training discounts and access to our extranet system for additional information and online support. The Nuance Partner Alliance is comprised of a select group of our resellers and integrators. We screen applicants to the Nuance Partner Alliance based on their commitments to sell and to market our software and services and to provide relevant training to their employees. We perform joint marketing activities with Nuance Partner Alliance members and we provide them with introductions to prospective customers.

Research and Development

  To remain competitive in the voice interface software industry, we must continue to develop highly accurate and efficient speech recognition, natural language understanding and voice authentication technologies. Our technologies are based on over ten years of initial research activities by SRI International. Since our formation, we have invested significantly in developing and improving this core technology, the software architecture and related products.

  We have several significant products and product enhancements currently in development. These products include the Voyager voice browser, additional SpeechObject components, speech application development tools and new language models. The product enhancements include improvements to recognition and verification accuracy and continued enhancements to the Nuance 6 software architecture to broaden functionality, improve software efficiency and expand integration options.

  Our research and development expenses were $3.6 million in 1997, $6.6 million in 1998 and $11.8 million in 1999. As of December 31, 1999, we had 103 employees dedicated to research and development. Because of the specialized nature of the core technology, this staff included over 40 employees with Ph.D. degrees. We believe that new and timely development of products and technologies are important to our competitive position in the market and intend to continue to invest in research and development activities.

Competition

  A number of companies have developed, or are expected to develop, products that compete with our products. Competitors in the voice interface software market include IBM, ITT Industries, Lernout and Hauspie Speech Products, Locus Dialogue, Lucent Technologies, Philips Electronics, SpeechWorks International and T-NETIX. We expect additional competition from other companies such as Microsoft, who has recently made investments in, and acquired, voice interface technology companies. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

  Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

  We believe that the principal competitive factors affecting our market include the breadth and depth of solutions, product quality and performance, core technology, product scalability and reliability, product features, customer service, the ability to implement solutions, the value of a given solution, the creation of a base of referenceable customers and the strength and breadth of reseller and developer relationships. Although we believe that our solutions currently compete favorably with respect to these factors, particularly with respect to product quality and performance, our market is relatively new and is evolving rapidly.

Intellectual Property

  We rely upon a combination of patent, copyright, trade secret and trademark laws to protect our intellectual property. We currently have eighteen U.S. patent applications pending and have taken steps to preserve our rights in various foreign countries. In addition, we have two U.S. trademark registrations and we have filed for additional U.S. trademark registrations. Although we rely on patent, copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. We cannot guarantee that others will not develop technologies that are similar or superior to our technology.

  To protect our trade secrets, technical know-how and other proprietary information, our employees are required to enter into agreements providing for the maintenance of confidentiality and assignment of rights to inventions made by them while employed by us. We also enter into non-disclosure agreements to protect our confidential information delivered to third parties and control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise to obtain and use our technology or to develop products with the same functionality as our products. Monitoring unauthorized use of our proprietary information and technology is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, some of our license agreements require us to place the source code for our products into escrow.

  The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties, we expect that we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert management's attention and resources or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of these employees may assert that our employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and features of, our products grow.

Employees

  As of December 31, 1999, we had 258 full time employees. From time to time, we also retain independent technical contractors and temporary employees. None of our employees are subject to a collective bargaining agreement, and we believe that our relations with our employees are good.

Facilities

  Our headquarters are located in Menlo Park, California in two office buildings in which we lease an aggregate of 60,000 square feet. The lease on one building expires in May 2001. The lease on the other building expires in August 2004. We also lease 9,000 square feet of office space in Montreal, Canada for our Canadian subsidiary under a lease which expires in June 2001. We anticipate that we will require additional space within the next twelve months, but we believe that suitable additional space will be available on commercially reasonable terms. We do not own any real estate.

Legal Proceedings

  We are not currently a party to any legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

  Our current executive officers, directors and key employees, and their ages as of March 31, 2000, are:

           Name            Age                     Position
 ------------------------- --- ------------------------------------------------
 Ronald Croen.............  45 President, Chief Executive Officer and Class I
                               Director
 Brian Danella............  31 Vice President, General Counsel and Secretary
 Bruce Dougherty..........  61 Vice President, Strategic Initiatives
 Steven Ehrlich...........  35 Vice President, Marketing
 Lloyd Leanse.............  41 Vice President, Business Development
 Eng Yew Lee..............  39 Vice President, Technical Services
 Matthew Lennig...........  48 Senior Vice President, Engineering
 Paul Scott...............  46 Senior Vice President, Worldwide Sales
 Graham Smith.............  40 Vice President and Chief Financial Officer
 Donna Allen Taylor.......  51 Vice President, Human Resources and Chief People
                               Officer
 Yogen Dalal(2)...........  49 Chairman of the Board and Class III Director
 Curtis Carlson...........  54 Class II Director
 Vinton Cerf..............  56 Class III Director
 Irwin Federman(1)........  64 Class I Director
 Alan Herzig(1)...........  66 Class II Director
 Gary Morgenthaler(1)(2)..  51 Class I Director
 Philip Quigley...........  57 Class II Director

--------
(1) Member of audit committee.
(2) Member of compensation committee.

  Ronald Croen, a co-founder of Nuance, has served as our President since July 1994, as our Chief Executive Officer since October 1995 and as one of our directors since October 1995. From 1993 to 1994, Mr. Croen served as a consultant to SRI International. From 1989 to 1993, Mr. Croen was an independent management consultant in Paris, France. Prior to this, Mr. Croen served in various positions at The Ultimate Corp. including Managing Director of European Operations and Vice President and General Counsel. Mr. Croen holds a J.D. degree from the University of Pennsylvania Law School and a B.A. from Tufts University.

  Brian Danella has served as our Vice President and General Counsel since November 1999 and has served as our Secretary since March 2000. From July 1999 to September 1999, Mr. Danella served as the Senior Director of Business Development of CD1.com, an online consumer lending company. From May 1996 to July 1999, he served as an associate in the Technology Transactions Group of Wilson Sonsini Goodrich & Rosati P.C., a Silicon Valley law firm. From September 1994 to April 1996, he served as an associate at Weil, Gotshal & Manges, a New York law firm. Mr. Danella holds a J.D. degree from Syracuse University College of Law and an A.B. from Princeton University.

  Bruce Dougherty has served as our Vice President, Strategic Initiatives since January 2000. From September 1997 to January 2000, Mr. Dougherty served as our Vice President, Sales. From April 1996 to September 1997, Mr. Dougherty served as our Vice President, Sales and Marketing. From January 1994 to April 1996, he served as Vice President of Solutions Marketing of Tandem Computers, a computer hardware and software company. From 1984 to 1994, Mr. Dougherty held other Vice President and Director positions at Tandem. Prior to this, Mr. Dougherty served in various sales and marketing positions with IBM. Mr. Dougherty holds a B.A. from Long Beach State College.

  Steven Ehrlich has served as our Vice President, Marketing since October 1997. From January 1994 to September 1997, Mr. Ehrlich served as Senior Director of Tools Product Marketing of Oracle Corporation. From 1993 to 1994, Mr. Ehrlich served as Senior Director of Product Marketing for Tools Products of Oracle Corporation. From 1989 to 1993, Mr. Ehrlich served as a Technical Support Manager of Oracle's Worldwide Support organization. Prior to this, Mr. Ehrlich held several sales and technical positions at Knowledge Systems International, the South African distributor of Oracle's products. Mr. Ehrlich holds an Honors degree in Commerce and a Bachelors degree in Commerce from the University of the Witwatersrand in South Africa.

  Lloyd Leanse has served as our Vice President, Business Development since December 1999. From December 1997 to December 1999, Mr. Leanse served as our Director of Business Development. From January 1996 to July 1997, Mr. Leanse served as Vice President of Business Development of Vividus Corporation, a consumer software company. From January 1995 to January 1996, he served as Vice President of Business Affairs of OnLive! Technologies, an online software and service company. From August 1993 to January 1995, he served as an independent consultant. From June 1991 to August 1993, he served as an independent consultant, Vice President and Chief Financial Officer of PharmChem Laboratories, a laboratory services company. Mr. Leanse holds a B.A. from Stanford University.

  Eng Yew Lee has served as our Vice President, Technical Services since February 2000. From May 1998 to February 2000, Mr. Lee served as our Director of Technical Services. From August 1995 to June 1998, Mr. Lee served as Director of Server Technologies Support of Oracle Corporation. From 1989 to 1994, Mr. Lee held a variety of manager positions with Oracle in the United States and the United Kingdom. Mr. Lee holds an M.S. in Business Systems Analysis and Design from the City University of London, England and a B.S. from London University.

  Matthew Lennig has served as our Senior Vice President, Engineering since January 2000. From January 1996 to January 2000. Dr. Lennig served as our Vice President, Engineering. From December 1989 to January 1996, Dr. Lennig served as Senior Manager of Speech Technology & Applications of Bell-Northern Research, the research and development subsidiary of Northern Telecom. Dr. Lennig holds a Ph.D. in Linguistics from the University of Pennsylvania, a M.Eng. from McGill University and an A.B. from Princeton University.

  Paul Scott has served as our Senior Vice President, Worldwide Sales since February 2000. From May 1996 to January 2000, Mr. Scott served as Senior Vice President of Sales for the Octel Messaging Division of Lucent Technologies. From June 1992 to April 1996, Mr. Scott served as Vice President of Sales of Octel Communications Corporation, a voice-messaging company. Prior to this, Mr. Scott held various sales management positions at Octel Communications. Mr. Scott holds an M.A. and a B.A. from Northwestern University.

  Graham Smith has served as our Vice President and Chief Financial Officer since August 1998. From November 1998 to March 2000, Mr. Smith also served as our Secretary. From April 1994 to July 1998, Mr. Smith served as Director and then later Vice President of Finance, of Worldwide Operations of Oracle Corporation. From 1987 to 1994, Mr. Smith served as Chief Accountant of Oracle Corporation (UK) Ltd. Mr. Smith holds a B.Sc. from Bristol University in England and is a member of the Institute of Chartered Accountants in England and Wales.

  Donna Allen Taylor has served as our Vice President, Human Resources and Chief People Officer since January 2000. From September 1996 to December 1999, Ms. Taylor served as Vice President of Human Resources of The Vantive Corporation, a worldwide customer asset management applications software company. From October 1995 to August 1996, Ms. Taylor served as a senior consultant of Post Associates, an organizational consulting firm. From September 1993 to September 1995, Ms. Taylor served as a Corporate Human Resources Director of Intel Corporation. Prior to this, Ms. Taylor held several senior Human Resource management positions with various divisions of Digital Equipment Corporation, a computer hardware, software and services company. Ms. Taylor holds a B.F.A. from Kansas University.

  Yogen Dalal has served as one of our directors since September 1995 and Chairman of our Board since January 2000. Dr. Dalal has been a general partner of Mayfield Fund, a venture capital firm, since 1992. Dr. Dalal also serves as a director of BroadVision, Inc., a supplier of e-business applications, TIBCO Software Inc., a software company, and several privately held companies. Dr. Dalal holds a Ph.D. and an M.S. in Electrical Engineering from Stanford University and a B.Tech. in Electrical Engineering from the Indian Institute of Technology.

  Curtis Carlson has served as one of our directors since December 1998. Dr. Carlson has been President and Chief Executive Officer of SRI International since December 1998. From April 1996 to November 1998, Dr. Carlson served as Executive Vice President of Ventures and Licensing of the Sarnoff Corporation, an information technology company and one of SRI's two wholly owned subsidiaries. Prior to this, Dr. Carlson served as a technical Director at RCA Laboratories. Dr. Carlson holds a Ph.D. and an M.S. from Rutgers University and a B.S. from Worcester Polytechnic Institute.

  Vinton Cerf has served as one of our directors since December 1999. Dr. Cerf has been the Senior Vice President for Internet Architecture and Technology of MCI WorldCom since February 1994. From 1986 to 1994, Dr. Cerf served as Vice President of the Corporation for National Research Initiatives, a non-profit research and development organization. Prior to this, Dr. Cerf held positions with MCI Digital Information Services and the U.S. Department of Defense's Advanced Research Projects Agency. Dr. Cerf serves as a director of several privately held companies. Dr. Cerf holds a Ph.D. and an M.S. in computer science from the University of California at Los Angeles and a B.S. from Stanford University.

  Irwin Federman has served as one of our directors since August 1995. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since 1990. From 1988 to 1990, Mr. Federman was a managing director of Dillon, Read and Company, an investment bank. From 1981 to 1988, Mr. Federman was President and Chief Executive Officer of Monolithic Memories, an integrated circuit company. Mr. Federman also serves as a director of CheckPoint Software Technologies, Inc., an Internet security company, Komag, Inc., a thin film media disk manufacturer, MMC Networks, Inc., a developer and supplier of network processors, Netro Corporation, a provider of broadband wireless access systems, QuickLogic, Inc., a semiconductor company, SanDisk Corp., a computer memory company, and several privately held companies. Mr. Federman holds a B.S. from Brooklyn College.

  Alan Herzig has served as one of our directors since October 1994. Mr. Herzig has been President and Chief Executive Officer of SRI Holdings, Inc., a subsidiary of SRI International, since April 1997. From April 1994 to April 1997, Mr. Herzig served in the Office of the Chairman of SRI International. From 1987 to 1994, Mr. Herzig served as the President and Chief Executive Officer of Robert Fleming Pacific, Inc., the U.S. investment banking arm of Robert Fleming & Co., a U.K.-based merchant bank. From 1981 to 1987, Mr. Herzig served as a Managing Director of L.F. Rothschild Unterberg Towbin, an investment bank. Mr. Herzig also has served on the Board of Directors of Sarnoff Corporation, a subsidiary of SRI International, and several privately held companies. Mr. Herzig holds a B.A. from Yale University.

  Gary Morgenthaler has served as one of our directors since January 1997. Mr. Morgenthaler has been a general partner at Morgenthaler Ventures, a venture capital firm, since 1989. From 1984 to 1988, Mr. Morgenthaler served as Chief Executive Officer and Chairman of Ingres Corporation, a database company. Prior to this, Mr. Morgenthaler held positions with McKinsey & Company, a consulting company, Tymshare, Inc., a computer services company, and Stanford University's Institute for Mathematical Studies in the Social Sciences. Mr. Morgenthaler serves as a director of Versata, Inc. and several privately held companies.
Mr. Morgenthaler holds an A.B. from Harvard University.

  Philip Quigley has served as one of our directors since March 2000. From 1994 to 1998, Mr. Quigley served as Chairman and Chief Executive Officer of Pacific Telesis Group, a communications company, and Vice Chairman of SBC Communications, Inc., a telecommunications company. From 1987 to 1994, Mr. Quigley served as the President and Chief Executive Officer of Pacific Bell, a telecommunications company. From 1986 to 1987, Mr. Quigley served as Executive Vice President and Chief Operating Officer of PacTel Corporation, a cellular and paging company. From 1982 to 1986, Mr. Quigley served as President and Chief Executive Officer of PacTel Corporation. Mr. Quigley serves as a director of Wells Fargo Bank & Co. and SRI International. Mr. Quigley has also served on the boards of Pacific Telesis, SBC Communications, Inc. and the United Way. Mr. Quigley holds a B.S. from California State University, Los Angeles.

Board Composition

  We currently have eight directors. In accordance with the terms of our certificate of incorporation, the terms of office of our board of directors will be divided into three classes upon the closing of the offering: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001 and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors will be Mr. Croen, Mr. Federman and Mr. Morgenthaler, the Class II directors will be Dr. Carlson, Mr. Quigley and Mr. Herzig and the Class III directors will be Dr. Cerf and Dr. Dalal. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our outstanding common stock. There are no family relationships among any of our directors, officers or key employees.

Board Committees

  Our board of directors has a compensation committee and an audit committee. The compensation committee consists of Dr. Dalal and Mr. Morgenthaler. The compensation committee makes recommendations regarding our stock option plans and all matters concerning executive compensation. The audit committee consists of Mr. Federman, Mr. Herzig and Mr. Morgenthaler. The audit committee approves our independent auditors, reviews the results and scope of annual audits and other accounting related services and evaluates our internal audit and control functions. The compensation committee was established in March 1998 and the audit committee was established in January 2000.

Director Compensation

  We do not pay any cash compensation to our directors for serving on the board of directors. However, directors are entitled to reimbursement for reasonable expenses incurred in attending meetings of the board of directors. The board of directors also has the discretion to grant options and rights to directors pursuant to our stock option plans. In December 1999, Dr. Cerf, one of our directors, was granted a non-statutory option to purchase 50,000 shares of our common stock with an exercise price of $8.50 per share. Employee directors are also eligible to participate in our employee stock purchase plan. The "-- Employee Benefit Plans" section contains a description of these plans.

Compensation Committee Interlocks and Insider Participation

  The compensation committee consists of Dr. Dalal and Mr. Morgenthaler. Each is a member of the board of directors and neither is an employee. None of our executive officers serve as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

  The following table sets forth information concerning the compensation that we paid during the year ended December 31, 1999 to our Chief Executive Officer and each of the other four most highly compensated executive officers who earned more than $100,000 during the year ended December 31, 1999, who are also referred to in this prospectus as our named executive officers.

                           Summary Compensation Table

                                                         Long-Term
                              Annual Compensation       Compensation
                         -----------------------------  ------------
                                                         Number of
                                                         Securities
   Name and Principal                     Other Annual   Underlying       Other
        Position         Salary    Bonus  Compensation    Options    Compensation(3)
   ------------------    -------- ------- ------------  ------------ ---------------
Ronald Croen............ $206,561 $20,000       --        400,000        $  527
 President and Chief
  Executive Officer
Bruce Dougherty.........  177,375  62,486   $42,683(1)     25,000         2,149
 Vice President,
  Strategic Initiatives
Graham Smith............  197,840  22,333    22,446(2)     75,000           212
 Vice President and
 Chief Financial Officer
Matthew Lennig..........  171,040  52,250       --         75,000           527
 Senior Vice President,
  Engineering
Steven Ehrlich..........  174,936  42,100       --         75,000           176
 Vice President,
  Marketing

--------
(1) Amount represents sales commissions paid to Mr. Dougherty during 1999 in his capacity as Vice President, Sales. Mr. Dougherty assumed his current non-executive officer position of Vice President, Strategic Initiatives in January 2000.
(2) Amount represents the forgiveness of principal and interest associated with an interest bearing loan of $50,000 which Mr. Smith received in connection with his employment with Nuance.
(3) Amounts represent premiums paid by us for term life insurance.

  In addition to the named executive officers, we currently employ other officers we anticipate will qualify as named executive officers in future years. These executives include Paul Scott, our Senior Vice President, Worldwide Sales, who will receive an annual salary of $220,000, and Donna Allen Taylor, our Vice President, Human Resources and Chief People Officer, who will receive an annual salary of $185,000.

Option Grants in Last Year

  The following table sets forth stock options granted to each of the named executive officers during the year ended December 31, 1999. A total of 3,062,000 options were granted in 1999 pursuant to our 1998 Stock Plan. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board of directors on the date of grant. In making this determination, the board considered a number of factors, including:

  .  our historical and prospective future revenue and profitability;

  .  our cash balance and rate of cash consumption;

  .  the development and size of the market for our products;

  .  the status of our financing activities;

  .  the stability and tenure of our management team; and

  .  the breadth of our product offerings.

  The potential realizable values set forth in the table below represent hypothetical gains over the ten-year term of the option at assumed compounded annual appreciation rates of 5% and 10%, using the deemed fair value of our common stock for accounting purposes as of the date of grant of each option. The deemed fair value of our common stock as of the date of each option grant listed in the table below was $12.00 per share. These assumed rates of appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect our projections or estimates of our future common stock prices.

  The options set forth in the following table were granted under our 1998 Stock Plan and provide for vesting as to 25% of the underlying common stock one year after the date the options were granted, and then ratably over a period of 36 months thereafter, provided that the optionee remains our employee, a consultant to Nuance or one of our directors. In addition, these options all provide for acceleration of vesting under certain conditions, as described in the "--Change of Control Agreements" section. No stock appreciation or stock purchase rights were granted during 1999.

                 Option Grants in Year Ended December 31, 1999


                             Individual Grants
                  ----------------------------------------
                                                           Potential Realizable
                              Percent                        Values at Assumed
                  Number of  of Total                      Annual Rate of Stock
                  Securities  Options  Exercise             Price Appreciation
                  Underlying  Granted   Price                 for Option Term
                   Options      to       Per    Expiration ---------------------
      Name         Granted   Employees  Share      Date        5%        10%
----------------  ---------- --------- -------- ---------- ---------- ----------
Ronald Croen....   400,000     13.1%    $8.50    12/16/09  $4,418,694 $9,049,964
Bruce
 Dougherty......    25,000      0.8      8.50    12/16/09     276,168    565,623
Graham Smith....    75,000      2.4      8.50    12/16/09     828,505  1,696,868
Matthew Lennig..    75,000      2.4      8.50    12/16/09     828,505  1,696,868
Steven Ehrlich..    75,000      2.4      8.50    12/16/09     828,505  1,696,868

Aggregate Option Exercises and Option Values

  The following table presents information for each of our named executive officers concerning the number of shares underlying both exercisable and unexercisable stock options as of December 31, 1999 and the number of options exercised during the year ended December 31, 1999. Also reported are values for in-the-money options that represent the positive spread between the respective exercise prices of outstanding stock options and $12.00, or the deemed fair market value of the underlying common stock as of December 31, 1999 for accounting purposes. The underlying amount in the "Value Realized" column below represents the difference between the deemed fair market value of the underlying common stock for accounting purposes on the date of exercise and the exercise price of the option.

 Aggregate Option Exercises and Year-End Option Values as of December 31, 1999

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                            Number of                    Options at          In-the-Money Options at
                         Shares Acquired              December 31, 1999         December 31, 1999
                           on Exercise    Value   ------------------------- -------------------------
          Name               in 1999     Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- -------- ----------- ------------- ----------- -------------
Ronald Croen............     93,750      $835,313    70,276      557,850    $  764,492   $3,178,489
Bruce Dougherty.........       --           --       81,227       85,440       931,166      756,588
Graham Smith............       --           --       66,667      208,333       660,003    1,582,497
Matthew Lennig..........      1,800        11,988   122,761      135,439     1,462,084      982,328
Steven Ehrlich..........      2,500        16,375    98,534      173,966     1,124,889    1,316,861

Employee Benefit Plans

 1994 Flexible Stock Incentive Plan

  Our 1994 Flexible Stock Incentive Plan was adopted by our board of directors in October 1994 and approved by our stockholders in October 1994. The 1994 Flexible Stock Incentive Plan was amended in August 1998 and January 2000. As of December 31, 1999, options to purchase 1,967,200 shares were outstanding, and 1,288,575 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights. The 1994 Flexible Stock Incentive Plan was terminated on September 1, 1999, without any changes to the rights or obligations of any options previously granted under the 1994 Flexible Stock Incentive Plan. As a result of the termination of the 1994 Flexible Stock Incentive Plan, no options are available for future grant.

  The 1994 Flexible Stock Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The 1994 Flexible Stock Incentive Plan is administered by the board of directors, or a committee appointed by the board of directors, which determines the terms of options and stock purchase rights granted under the 1994 Flexible Stock Incentive Plan. These terms, which are stated in the option agreement, include the exercise price, the vesting and the exercisability, and the number of shares subject to each option or stock purchase right. However, incentive stock options granted under the 1994 Flexible Stock Incentive Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. Further, no incentive stock options may be granted to an optionee, which when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000. The term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years.

  Options and stock purchase rights granted under the 1994 Flexible Stock Incentive Plan are generally not transferable by the optionee except by will or by the laws of descent or distribution. In addition, each option and stock purchase right is exercisable during the lifetime of the optionee only by that optionee. Options granted under the 1994 Flexible Stock Incentive Plan must generally be exercised within three months after the end of optionee's status as our employee, director or consultant, or within twelve months after the optionee's termination by disability or death, to the extent the optionee is vested on the date of termination. An option may not, however, be exercised later than the expiration of the option's term.

  The 1994 Flexible Stock Incentive Plan provides that in the event of a merger of Nuance with or into another corporation, or a sale of substantially all of our assets, each outstanding option and stock purchase right will terminate and we will either repurchase outstanding restricted stock or each share of restricted stock shall be reconveyed to us, unless assumed by the successor corporation or its parent company.

 1998 Stock Plan

  Our 1998 Stock Plan was adopted by our board of directors in August 1998 and approved by our stockholders in August 1998. The 1998 Stock Plan was amended in January 2000. A total of 8,000,000 shares of common stock have been reserved for issuance under our 1998 Stock Plan, as amended. As of December 31, 1999, options to purchase 3,762,065 shares were outstanding, 44,935 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 4,193,000 shares remain available for future option grants. The 1998 Stock Plan will terminate automatically in August 2008 unless terminated earlier by our board of directors. Upon the closing of this offering, no further grants will be made under the 1998 Stock Plan.

  The 1998 Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, to our employees and the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The 1998 Stock Plan is administered by the board of directors, or a committee appointed by the board of directors, which determines the terms of options and stock purchase rights granted under the 1998 stock plan. These terms, which are set forth in the option agreement, include the exercise price, the vesting and exercisability, and the number of shares subject to each option or stock purchase right. However, incentive stock options granted under the 1998 Stock Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. Further, no incentive stock options may be granted to an optionee, which when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000. The term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years. In the case of stock purchase rights, unless the administrator determines otherwise, we will have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason. The purchase price for shares repurchased pursuant to this option will be the original price paid by the purchaser. Our repurchase option will lapse at a rate determined by the administrator.

  Options and stock purchase rights granted under the 1998 Stock Plan are generally not transferable by the optionee except by will or by the laws of descent or distribution. In addition, each option and stock purchase right is exercisable during the lifetime of the optionee only by that optionee. Options granted under the 1998 Stock Plan must generally be exercised within three months after the end of optionee's status as our employee, director or consultant, or within twelve months after the optionee's termination by disability or death, to the extent the optionee is vested on the date of termination. An option may not, however, be exercised later than the expiration of the option's term.

  The 1998 Stock Plan provides that in the event of a merger of Nuance with or into another corporation, or a sale of substantially all of our assets, each outstanding option and stock purchase right must be assumed or an equivalent option substituted for by the successor corporation or a parent or subsidiary of the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for, the optionee will fully vest in and have the right to exercise the option or stock purchase right as to all of the stock subject to the option or stock purchase right, including shares as to which it would not otherwise be exercisable. Our board or its committee will notify each optionee that the option or stock purchase right shall be fully exercisable for a period of fifteen days from the date of this notice, and the option or stock purchase right will terminate upon the expiration of this period.

 2000 Stock Plan

  Our 2000 Stock Plan was adopted by our board of directors and approved by our stockholders in February 2000. The 2000 Stock Plan will become effective on the completion of this offering. At that time, the remaining shares reserved under the 1998 Stock Plan will be transferred to the 2000 Stock Plan and no further grants will be made under the 1998 Plan. In addition, the number of shares reserved under the 2000 Stock Plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 4,000,000 shares; (b) 6% of our shares outstanding on the last day of the proceeding fiscal year; or (c) a lesser amount determined by the board of directors. The 2000 Stock Plan will terminate automatically in January 2010, unless terminated earlier by our board of directors.

  The 2000 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The 2000 Stock Plan is administered by the board of directors or a committee of the board, which determines the terms of options and stock purchase rights granted under the 2000 Stock Plan. These terms, which are set forth in the option agreement, include the exercise price, the vesting and exercisability, and the number of shares subject to the option or stock purchase right. However, incentive stock options granted under the 2000 Stock Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. For nonstatutory stock options intended to qualify as performance-based compensation within the meaning of
Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. Further, no incentive stock options may be granted to an optionee, which when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000. The term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years. In the case of stock purchase rights, unless the administrator determines otherwise, we will have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason. The purchase price for shares repurchased pursuant to this option will be the original price paid by the purchaser. Our repurchase option will lapse at a rate determined by the administrator.

  Options and stock purchase rights granted under the 2000 Stock Plan are generally not transferable by the optionee, except by will or the laws of descent or distribution. In addition, each option or stock purchase right is exercisable during the lifetime of the optionee only by that optionee. Options granted under the 2000 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of our company, or within twelve months after the optionee's termination by disability or death, to the extent the optionee is vested on the date of termination. However, an option may not be exercised later than the expiration of the option's terms.

  The 2000 Stock Plan provides that in the event of a merger of Nuance with or into another corporation, or a sale of substantially all of our assets, each outstanding option and stock purchase right must be assumed or an equivalent option substituted for by the successor corporation or a parent or subsidiary of the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for, the optionee will fully vest in and have the right to exercise the option or stock purchase right as to all of the stock subject to the option or stock purchase right, including shares as to which it would not otherwise be exercisable. Our board or its committee will notify each optionee that the option or stock purchase right shall be fully exercisable for a period of fifteen days from the date of this notice, and the option or stock purchase right will terminate upon the expiration of this period.

 2000 Employee Stock Purchase Plan

  Our 2000 Employee Stock Purchase Plan was adopted by our board of directors and approved by our stockholders in February 2000. A total of 1,000,000 shares of common stock has been reserved for issuance under the 2000 Employee Stock Purchase Plan. In addition, the number of shares reserved under the 2000 Employee Stock Purchase Plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 1,500,000 shares; (b) 2% of our shares outstanding on the last day of the preceding fiscal year; or (c) any lesser amount determined by our board of directors. The 2000 Employee Stock Purchase Plan will become effective on the completion of this offering. The 2000 Employee Stock Purchase Plan will terminate in January 2010, unless terminated earlier by our board of directors.

  The 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains successive, overlapping twenty-four month offering periods. The offering periods, other than the first offering period, generally start on the first trading day on or after May 1 and November 1 of each year. Each offering period contains four six-month purchase periods. The first offering period commences on the effective date of this offering and ends on the last trading day on or after May 1, 2002.

  Employees are eligible to participate if they are customarily employed by Nuance or any participating subsidiary for at least twenty hours per week and more than five months in any calendar year. However, an employee cannot be granted an option under the 2000 Employee Stock Purchase Plan to the extent that:

  . immediately after the grant, the employee owns stock and/or options to purchase stock representing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . the employee has rights to purchase stock under all of our employee stock purchase plans that accrue at a rate which exceed $25,000 worth of stock for each calendar year.

  The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's compensation. Compensation is defined as the participant's base straight time gross earnings, but exclusive of commissions, payments for overtime, shift premium, incentive compensation, incentive payments, bonus, and any other compensation. The maximum number of shares a participant may purchase during a single purchase period is 2,000 shares.

  Amounts deducted and accumulated for the participant's account are used to purchase shares of common stock at the last trading day of each purchase period at a price of 85% of the lesser of the fair market value of the common stock at the beginning of the offering period and the fair market value at the end of the purchase period. In the event the fair market value of our common stock on any purchase date is less than the fair market value at the beginning of the offering period, then all participants in that offering period will be automatically withdrawn from such offering period and re-enrolled in the immediately following offering period. Participants may end their participation at any time during an offering period and they will be paid their payroll deductions credited to their account without interest. Upon termination of employment, a participant will be deemed to have elected to withdraw from the 2000 Employee Stock Purchase Plan.

  Payroll deductions credited to a participant's account and any rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan provides that, in the event of a merger of Nuance with or into another corporation or a sale of substantially all of our assets, each outstanding option will be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

  The board of directors has the authority to amend or terminate the 2000 Employee Stock Purchase Plan, except no termination can affect options previously granted and no amendment may adversely affect any outstanding rights of any participant.

 401(k) Plan

  We maintain a tax-qualified retirement and deferred savings plan for our employees, commonly known as a 401(k) plan. The 401(k) plan provides that each participant may contribute up to 25% of his or her pre-tax gross compensation up to a statutory limit, which was $10,000 in calendar year 1999. We may not make contributions to the 401(k) plan.

Change in Control Arrangements

  We have entered into stock option agreements with all of our executive officers which provide that, in the event the executive officer is constructively terminated or terminated without cause within one year following a change of control, the officer will receive accelerated vesting of 50% of all of the officer's then unvested options, provided that the officer has also been employed with us for at least one year prior to any change of control.

  In addition, the stock option agreements entered into with Brian Danella, our Vice President, General Counsel and Secretary, Paul Scott, our Senior Vice President, Worldwide Sales, and Donna Allen Taylor, our Vice President, Human Resources and Chief People Officer, also provide that, even if these officers are not employed for one year prior to any change of control and are involuntarily terminated following a change of control, the vesting schedule of these options will be changed from 25% after one year and 1/48 per month thereafter to 1/48 per month from the original vesting commencement date.

Limitation on Directors' Liability and Indemnification

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

  .  breach of their duty of loyalty to our corporation or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

  The limitation of liability in our certificate of incorporation does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our bylaws provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any current or former officer, director, employee or other agent of our company, or of another enterprise if serving at our request, for any liability arising out of his or her actions in that capacity, regardless of whether we would have the power to indemnify him or her against liability under Delaware law.

  Prior to the effective time of this offering, we intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements require us to, among other things, indemnify our directors and officers for any and all expenses (including attorney fees), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval may not be unreasonably withheld), in connection with any action, suit or proceeding arising out of the individual's status as a director or officer of Nuance and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us. We believe that our certificate of incorporation, bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. Upon the completion of this offering, we will also maintain directors' and officers' liability insurance.

  At present, we are not aware of any pending litigation or proceeding involving a director or officer of our company in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

  The following is a description of transactions in the last three years to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise described under "Management."

Equity Transactions

  In January 1997, we issued 3,575,000 shares of Series C preferred stock to investors at a price per share of $2.00 for an aggregate purchase price of approximately $7.2 million. In March, April and May 1998, we issued 3,552,076 shares of Series D preferred stock to investors at a price per share of $4.69 for an aggregate purchase price of approximately $16.7 million. In October and November 1999, we issued 4,499,964 shares of Series E preferred stock to investors at a price per share of $9.00 for an aggregate purchase price of approximately $40.5 million. Simultaneously with the consummation of this offering, all shares of these series of preferred stock will be converted into shares of common stock on a one-to-one basis. Listed below are those directors, executive officers and stockholders who beneficially own 5% or more of our securities who participated in these financings. We believe that the shares issued in these transactions were sold at the then fair market value. The terms of these transactions were no less favorable than we obtained from then-unaffiliated third parties.

                                                  Shares of Shares of Shares of
                                                  Series C  Series D  Series E
                                                  Preferred Preferred Preferred
                    Investor                        Stock     Stock     Stock
                    --------                      --------- --------- ---------
Entities Affiliated with Mayfield Fund...........   750,000   295,920   144,722
SRI International................................    --        --        --
Entities affiliated with U.S. Venture Partners...   750,000   106,610    --
Cisco Systems....................................    --        --     2,150,000
Morgenthaler Venture Partners IV, L.P. .......... 1,575,000   164,471   222,222
Entities affiliated with Goldman Sachs & Co......    --     1,492,537    --
Alan Herzig......................................    --        --        12,000

  Entities affiliated with Mayfield Fund are together considered a 5% stockholder of ours. Yogen Dalal, chairman of our board of directors, is a general partner of Mayfield Fund. SRI International is a 5% stockholder of ours. Curtis Carlson, one of our directors, is the President and Chief Executive Officer of SRI International. Alan Herzig, one of our directors, is the President and Chief Executive Officer of SRI Holdings, a wholly owned subisidiary of SRI International. Entities affiliated with U.S. Venture Partners are together considered a 5% stockholder of ours. Irwin Federman, one of our directors, is affiliated with U.S. Venture Partners. Cisco Systems is a 5% stockholder of ours. Morgenthaler Venture Partners IV, L.P. is a
5% stockholder of ours. Gary Morgenthaler, one of our directors, is a general partner of Morgenthaler Venture Partners IV, L.P. Entities affiliated with Goldman Sachs & Co. are together considered a 5% stockholder of ours.

Other Transactions

  Nuance has entered into indemnification agreements with certain executive officers and directors and plans to enter into an indemnification agreement with each of its executive officers and directors.

  Holders of preferred stock are entitled to registration rights with respect to the common stock issued or issuable upon conversion of preferred stock. The "Description of Capital Stock--Registration Rights" section contains a description of Nuance rights.

  Goldman, Sachs & Co., a principal stockholder of Nuance, is a managing underwriter of this offering. The "Underwriting" section contains a description of the compensation paid to Goldman, Sachs & Co. for its services as an underwriter in connection with this offering.

  The "Management--Change in Control Arrangements" section contains a description of the stock option agreements with our officers that provide for accelerated vesting under certain conditions.

  In 1994, we entered into a license agreement with SRI International, one of our 5% stockholders, under which SRI International granted us a license to patents and other intellectual property relating to our technology.

  In 1996, we entered into another agreement with SRI International under which we agreed to jointly perform services with SRI. During 1997 and 1998, SRI International received a percentage of the license and maintenance revenue we earned under this contract. In 1997, we paid SRI International $150,000 under this contract. In 1998, we paid SRI International $134,000 under this contract.

  In 1997, we also leased facilities from SRI International. Our rent was approximately $63,000.

  In 1998, we entered into an agreement with SRI International under which we agreed to pay license fees of up to a maximum of $400,000 to SRI International for a technology license over the term of the license agreement which expires May 27, 2001. During 1998, we paid SRI International $400,000 in license fees under this agreement and thus, there are no further royalties to be paid under this agreement.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of 4,500,000 shares of our common stock offered hereby, by:

  . each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

  .  each of the named executive officers;

  .  each of our directors; and

  .  all of our directors and executive officers as a group.

  Except as otherwise indicated, and subject to applicable community property laws, to our knowledge the persons named below have sole voting and investment power with respect to all shares of common stock held by them.

  For the purposes of calculating percent ownership, as of December 31, 1999, 23,966,335 shares of our common stock were issued and outstanding, and, immediately following the completion of this offering, 27,466,335 shares were issued and outstanding. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.


                                                      Percentage of Shares
                                                       Beneficially Owned
                               Number of Shares  ------------------------------
  Name of Beneficial Owner    Beneficially Owned Before Offering After Offering
  ------------------------    ------------------ --------------- --------------
5% Stockholders:
Entities affiliated with
 Mayfield Fund(1)...........      3,274,409           14.3%           11.9%
 2800 Sand Hill Road, Suite
  250
 Menlo Park, California
  94025
Entities affiliated with
 U.S. Venture Partners(2)...      2,931,556           12.8            10.7
 2180 Sand Hill Road, Suite
  300
 Menlo Park, California
  94025
SRI International(3)........      2,781,200           12.1            10.1
 333 Ravenswood Avenue
 Menlo Park, California
  94025
Cisco Systems, Inc.(4)......      2,150,000            9.4             7.8
 170 West Tasman Drive
 San Jose, California 95134
Morgenthaler Venture
 Partners IV, L.P(5)........      1,961,693            8.5             7.1
 2730 Sand Hill Road, Suite
  280
 Menlo Park, California
  94025
Entities affiliated with The
 Goldman Sachs Group(6).....      1,492,537            6.5             5.4
 85 Broad Street, 10th Floor
 New York, New York 10004
Directors and Named
 Executive Officers:
Ronald Croen(7).............        658,521            2.9             2.4
Bruce Dougherty(8)..........        218,967              *               *
Graham Smith(9).............         75,000              *               *
Matthew Lennig(10)..........        222,911            1.0               *

                                                                   Percentage of Shares
                                                                    Beneficially Owned
                                            Number of Shares  ------------------------------
        Name of Beneficial Owner           Beneficially Owned Before Offering After Offering
        ------------------------           ------------------ --------------- --------------
Steven Ehrlich(11).......................        109,366              *               *
Curtis Carlson...........................            --               *               *
Vinton Cerf..............................            --               *               *
Yogen Dalal(12)..........................      3,151,632           13.7            11.5
Irwin Federman(13).......................      2,931,556           12.8            10.7
Alan Herzig(14)..........................         90,370              *               *
Gary Morgenthaler(15)....................      1,961,693            8.5             7.1
Philip Quigley...........................            --               *               *
All directors and officers as a group (16
 persons)(16)............................      9,480,431           40.3            33.8

--------
  *  Less than 1%
 (1) Consists of 2,973,202 shares held by Mayfield VII, 156,485 shares held by Mayfield Associates Fund II and 144,722 shares held by Voice Trust. Seven individuals, F. Gib Myers, Jr., Grant Heidrich, III, Michael Levinthal, William Unger, Wendell Van Auken, III, Kevin Fong and Yogen Dalal, our Chairman, are the general partners of Mayfield Associates Fund II and have shared voting and dispositive authority over the shares held by Mayfield Associates Fund II. These same seven individuals are the general partners of Mayfield VII Management Partners, the general partner of Mayfield VII, and have shared voting and dispositive authority over the shares held by Mayfield VII. These same seven individuals, other than Dr. Dalal, are some of the general partners of Voice Trust and share voting and dispositive authority over the shares held by Voice Trust. These individuals disclaim beneficial ownership of these shares except to the extent of their own pecuniary interest.
 (2) Consists of 2,534,605 shares held by U.S. Venture Partners IV, L.P., 308,740 shares held by Second Ventures II, L.P. and 88,211 shares held by USVP Entrepreneur Partners II, L.P. Presidio Management Group IV, L.P. is the general partner of U.S. Venture Partners IV, L.P, Second Ventures II, L.P. and USVP Entrepreneur Partners II, L.P. The general partners of Presidio Management Group IV, L.P. are William Bowes, Jr., Steven Krausz, Phillip Young and Irwin Federman, one of our directors, who have shared voting and dispositive authority over the shares held by each of these entities. These individuals disclaim beneficial ownership of these shares except to the extent of their own pecuniary interest therein.
 (3) The board of directors of SRI International has voting and dispositive authority with respect to the shares held by SRI International. From time to time, the board of directors of SRI International delegates such voting and dispositive authority to Samuel Armacost, Curtis Carlson, one of our directors, and Alan Herzig, one of our directors. Each of these individuals disclaim beneficial ownership of these shares except to the extent of his pecuniary interest therein.
 (4) The board of directors of Cisco Systems has voting and dispositive authority with respect to the shares held by Cisco Systems. These shares have subsequently been transferred to Coastdock & Co.
 (5) The general partner of Morgenthaler Venture Partners IV, L.P. is Morgenthaler Management Partners IV, L.P. The general partners of Morgenthaler Management Partners IV, L.P. are Gary Morgenthaler, one of our directors, David Morgenthaler, Robert Pavey, Robert Bellas, Jr., and John Lutsi, who have shared voting and dispositive power with respect to the shares held by Morgenthaler Venture Partners IV, L.P.
 (6) Consists of 936,460 shares held by GS Capital Partners II, L.P., 372,282 shares held by GS Capital Partners II, Offshore, L.P., 100,470 shares held by Stone Street Fund 1997, L.P., 48,784 shares held by Bridge Street Fund 1997, L.P. and 34,541 shares held by Goldman Sachs & Co. Verwaltungs GmbH. An affiliate of The Goldman Sachs Group Inc., of which Goldman, Sachs & Co. (an underwriter in this offering) is an indirect wholly owned subsidiary, is either the general partner, managing general partner or investment manager of each of these entities; and an investment committee of Goldman, Sachs & Co. (which committee is currently comprised of fifteen members) has voting and dispositive authority over the shares held by these entities. The Goldman Sachs Group, Inc. and Goldman Sachs & Co. each disclaim beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group and its affiliates.
 (7) Includes 92,147 shares subject to an option exercisable within 60 days of December 31, 1999.
 (8) Consists of 126,283 shares held by the Dougherty Family Revocable Trust. Also includes 92,684 shares subject to options exercisable within 60 days of December 31, 1999. Mr. Dougherty has shared voting and dispositive authority over the shares held by The Dougherty Family Trust. Mr. Dougherty was an executive officer during 1999 but is no longer an executive officer of Nuance.
 (9) Includes 75,000 shares subject to options exercisable within 60 days of December 31, 1999.
(10) Consists of 91,800 shares held by Dr. Lennig. Also includes 131,111 shares subject to options exercisable within 60 days of December 31, 1999.
(11) Consists of 2,500 shares held by Mr. Ehrlich. Also includes 106,866 shares subject to options exercisable within 60 days of December 31, 1999.
(12) Consists of 2,973,200 shares held by Mayfield VII, 156,485 shares held by Mayfield Associates Fund II and 21,945 shares held by the Dalal Revocable Trust. Dr. Dalal, our Chairman, is a general partner of Mayfield VII Management Partners, the general partner of Mayfield VII, is a general partner of Mayfield Associates Fund II and has shared voting and dispositive authority over the shares held by these entities. Dr. Dalal disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(13) Consists of 2,931,556 shares held by entities affiliated with U.S. Venture Partners IV, L.P. Mr. Federman, one of our directors, is a general partner of Presidio Management Group IV, L.P., the general partner of U.S. Venture Partners IV, L.P., Second Ventures II, L.P. and USVP Entrepreneur Partners II L.P. and has shared voting and dispositive authority over the shares held by these entities. Mr. Federman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14) Consists of 90,370 shares held by Alan Herzig.
(15) Consists of 1,961,693 shares held by Morgenthaler Venture Partners IV, L.P. The general partner of Morgenthaler Venture Partners IV, L.P. is Morgenthaler Management Partners IV, L.P. Mr. Morgenthaler, one of our directors, is a general partner of Morgenthaler Management Partners IV, L.P. and shares voting and dispositive authority over the shares held by Morgenthaler Management Partners IV, L.P. Mr. Morgenthaler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(16) Includes 545,723 shares subject to options exercisable within 60 days of December 31, 1999. Includes 3,129,687 shares held by entities affiliated with Mayfield Fund, 2,931,556 shares held by entities affiliated with U.S. Venture Partners and 1,961,693 shares held by Morgenthaler Venture Partners IV, L.P. Footnotes (1), (2) and (15) above contain a description of the shares owned by these entities.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, our authorized capital stock will consist of 250,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share.

  The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

  As of December 31, 1999, there were 22,966,335 shares of common stock outstanding held of record by approximately 193 stockholders, assuming the conversion of all outstanding shares of preferred stock into common stock. After giving effect to the sale of common stock offered hereby, there will be 27,466,335 shares of common stock outstanding.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

  Upon the closing of this offering, our board of directors will have the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be superior to the rights of the common stock. It is not possible to state the actual effect of the issuances of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  .  restricting dividends on the common stock;

  .  diluting the voting power of the common stock;

  .  impairing the liquidation rights of the common stock; and

  . delaying or preventing a change in control of our company without further action by the stockholders.

  We have no present plans to issue any shares of preferred stock.

Warrants

  Upon completion of the offering, we will have an outstanding warrant to purchase up to 31,256 shares of common stock at an exercise price of $0.9598 per share that will expire on the later to occur of April 1, 2006 or five years after the closing of this offering. In lieu of exercising the warrant for cash, the warrant holder can elect a cashless exercise of the warrant. The warrant holder is entitled to registration rights with respect to the shares issued under the warrant.

Registration Rights of Stockholders

  Assuming the conversion of all outstanding preferred stock into common stock upon completion of this offering, the holders of 17,862,554 shares of common stock and shares of common stock issuable upon the exercise of warrants or securities convertible into common stock or their transferees are entitled to require us to register their shares under the Securities Act of 1933, as amended, immediately upon completion of this offering. These rights are provided under the terms of an agreement between Nuance and the holders of these securities. Subject to limitations in the agreement, these registration rights include the following:

  . Demand Registration Rights. The holders of at least 40% of the then outstanding registrable securities may require, on three occasions beginning six months after the date of this prospectus, that we use our best efforts to register these securities for public resale, provided that the anticipated aggregate offering price of such public resale would exceed $10 million. We will be responsible for paying all expenses other than underwriting discounts and commissions in connection with three such registrations, and the holders selling their shares shall be responsible for paying all selling expenses.

  . Piggyback Registration Rights. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering, provided that these holders may not be reduced below 30% of the total number of shares included in the offering, unless the offering is our initial public offering in which case the holders may be excluded if the underwriters so determine. The underwriters have requested that no registrable shares be registered in this offering. We will be responsible for paying all registration expenses other than underwriting discounts and commissions, and the holders selling their shares will be responsible for paying all selling expenses.

  . Form S-3 Registration Rights. The holders of these securities may also require us, not more than once in any twelve month period, to register all or a portion of these securities on Form S-3 when use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1 million. We will be responsible for paying all registration expenses other than underwriting discounts and commissions in connection with three such registrations, and the holders selling their shares shall be responsible for paying all selling expenses.

  . Termination. The registration rights above will terminate on the first to occur of five years after the date of our initial public offering or the date on which the holder may sell all shares of his registrable securities pursuant to the Rule 144 during any 90-day period, provided that the aggregate of the shares held by the holder represent less than 2% of our then outstanding securities.

Anti-Takeover Effects of Some Provisions of Delaware Law and Our Charter
Documents

 Delaware Law

  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certification of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not opted out of Section 203.

Charter Documents

  Provisions of our charter and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Nuance to first negotiate with us. These provisions could limit the price investors might be willing to pay in the future for our common stock. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation will result in an improvement of their terms. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  .  the division of the board of directors into three separate classes;

  .  the elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

  In addition, subject to limitations prescribed by law, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

  These and other provisions contained in our charter and bylaws could have the effect of delaying or preventing a change in control.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services. ChaseMellon's address is 85 Challenger Road, Ridgefield Park, NJ 07660, and its telephone number is (800) 356-2017.

                        SHARES ELIGIBLE FOR FUTURE SALES

  Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering could adversely affect the market price of our common stock. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse, or are released, could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

  Upon completion of this offering, we will have outstanding an aggregate of 27,466,335 shares of common stock, assuming the issuance of 4,500,000 shares of common stock offered hereby and no exercise of options or warrants after December 31, 1999. All of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with limitations of Rule 144 as described below.

  The remaining 22,966,335 shares of common stock held by existing stockholders are restricted securities within the meaning of Rule 144 and were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

  As of December 31, 1999, our officers, directors, employees, and other stockholders, who collectively hold an aggregate of 22,634,682 restricted shares, and Goldman, Sachs & Co. entered into lock-up agreements in connection with this offering. The remaining 331,653 shares are subject to lockup agreements with Nuance. These lock-up agreements provide that the directors, employees, and stockholders have agreed not to offer, sell or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this offering. Goldman, Sachs & Co. may in its sole discretion, at any time without notice, release all or any portion of the shares subject to these lock-up agreements. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by Goldman, Sachs & Co. Although Goldman, Sachs & Co. currently has no plans to release any portion of the shares subject to lock up agreements, they may do so at any time, without notice.

  Taking into account lock-up agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701 will be as follows:

   Date of Availability for Sale                               Number of shares
   -----------------------------                               ----------------
   180 days after the effective date of this offering........     22,004,009
   At any time after November 5, 2000 due to the requirements
    of federal securities laws...............................        962,326

  Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our stock option plans and our stock purchase plan. Based upon the number of shares subject to outstanding options as of December 31, 1999 in our stock plans, and currently reserved for issuance under our stock plans, this registration statement would cover approximately 10,922,265 shares in addition to annual increases in the number of shares available under the stock option plans and stock purchase plan pursuant to the terms of such plans. Shares registered under the registrations statement will generally be available for sale in the open market immediately after the 180-day lock-up agreements expire.

  In addition, holders of 17,862,554 shares of our common stock, including shares issuable upon conversion of preferred stock, will be entitled to certain rights with respect to registration of these shares for sale in the public market, subject to the lock-up restrictions described above. The "Description of Capital Stock--Registration Rights" section contains a description of these registration rights. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

Rule 144

  In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding which will equal approximately 275,000 shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

  Sales under Rule 144 are generally subject to the availability of current public information about Nuance.

Rule 144(k)

  Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, 144(k) shares may be sold immediately upon expiration of the lock-up agreements.

Rule 701

  In general, under Rule 701, any of our employees, directors, officers, or consultants who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell these shares 90 days after the effective date of this offering in reliance on Rule 144. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without having to comply with the holding period and notice filing requirements of Rule 144 and that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice filing requirements of Rule 144.

                                  UNDERWRITING

  Nuance and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Thomas Weisel Partners LLC, Dain Rauscher Incorporated and Wit SoundView Corporation are the representatives of the underwriters.

                           Underwriter                          Number of Shares
                           -----------                          ----------------
   Goldman, Sachs & Co.........................................
   Thomas Weisel Partners LLC..................................
   Dain Rauscher Incorporated..................................
   Wit SoundView Corporation...................................
                                                                   ---------
     Total.....................................................    4,500,000
                                                                   =========

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 675,000 shares from Nuance to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Nuance. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 675,000 additional shares.

                     Paid by Nuance
                     --------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share.......................................... $            $
   Total.............................................. $            $

  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $        per share from the initial public offering price.
Any of these securities dealers may resell any shares purchased from the underwriters to various other brokers or dealers at a discount of up to
$         per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

  Nuance has agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This restriction does not apply to any existing employee stock option plans, provided that the recipients of such securities agree not to sell or otherwise dispose of any of such securities for the same 180 day period. The "Shares Eligible for Future Sale" section contains a discussion of transfer restrictions.

  In addition, Nuance's officers, directors and substantially all holders of shares of Nuance's common and preferred stock have agreed that, subject to limited exceptions, they will not offer to sell, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares owned of record or beneficially prior to the offering or any securities convertible into or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of the representatives.

  Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Nuance and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Nuance's historical performance, estimates of the business potential and earnings prospects of Nuance, an assessment of Nuance's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Nuance has been approved to list the shares of common stock offered by this prospectus on The Nasdaq National Market under the symbol "NUAN."

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transaction may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of various bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise.

  At the request of Nuance, the underwriters have reserved for sale, at the initial public offering price, up to 450,000 shares of common stock for certain directors, employees and friends of Nuance. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

  Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 135 filed public offerings of equity securities, of which 101 have been completed, and has acted as a syndicate member in an additional 73 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

  A prospectus in electronic format will be made available on an Internet web sites maintained by one or more of the lead or co-managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

  Affiliates of The Goldman Sachs Group, L.P., an affiliate of Goldman, Sachs & Co., the lead manager of this offering, are the general partner, managing general partner or investment manager of certain investment partnerships that hold 1,492,537 shares of convertible preferred stock of Nuance which, upon the closing of this offering, will automatically convert into 1,492,537 shares of common stock.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  Nuance estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,250,000.

  Nuance has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California.

                                    EXPERTS

  Our financial statements and financial statement schedules appearing in this prospectus and registration statement as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its related reports, and are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the common stock to be sold under this prospectus. Prior to the offering we were not required to file reports with the SEC. This prospectus does not contain all the information set forth in the registration statement. For further information about our company and the shares of common stock to be sold in the offering, please refer to the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of contract, agreements or documents and are not necessarily complete. Complete exhibits have been filed with the registration statement.

  The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference facility maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The registration statement and other information filed with the SEC is available at the web site maintained by the SEC on the worldwide web at http://www.sec.gov.

  We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2

Consolidated Balance Sheets ............................................... F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity............................ F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Nuance Communications, Inc.:

  We have audited the accompanying consolidated balance sheets of Nuance Communications, Inc., a Delaware corporation, and subsidiaries as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuance Communications, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

San Jose, California
April 10, 2000

/s/ Arthur Andersen LLP

                             NUANCE COMMUNICATIONS

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                    Pro Forma
                                                                  Stockholders'
                                                December 31,        Equity at
                                              ------------------  December 31,
                                                1998      1999        1999
                                              --------  --------  -------------
                                                                   (unaudited)
                   Assets
Current assets:
 Cash and cash equivalents................... $  1,642  $ 18,073
 Short-term investments......................   14,224    23,353
 Accounts receivable, net of allowance for
  doubtful accounts of $356 and $571,
  respectively...............................    1,835     4,892
 Prepaid expenses and other current assets...      565     3,027
                                              --------  --------
  Total current assets.......................   18,266    49,345
Property and equipment, net..................    1,868     4,276
Other assets.................................       65       101
                                              --------  --------
  Total assets............................... $ 20,199  $ 53,722
                                              ========  ========
    Liabilities and Stockholders' Equity
Current liabilities:
 Current portion of long-term debt........... $    --   $  1,043
 Accounts payable............................    1,402     3,024
 Accrued liabilities.........................    2,901     7,034
 Deferred revenue............................    1,557     4,337
                                              --------  --------
  Total current liabilities..................    5,860    15,438
 Long-term debt, less current portion .......      --      1,333
 Other liabilities...........................       79       --
                                              --------  --------
  Total liabilities..........................    5,939    16,771
                                              --------  --------
Commitments
Stockholders' Equity:
 Convertible preferred stock, $.001 par
  value, aggregate liquidation preference of
  $70,059; 39,954,152 shares authorized at
  December 31, 1999; 15,226,022 shares and
  19,725,986 shares issued and outstanding
  actual, respectively; no shares issued and
  outstanding pro forma (unaudited)..........       15        20    $    --
 Common stock, $.001 par value, 50,000,000
  shares authorized at December 31, 1999;
  2,749,679 shares and 3,240,349 shares
  issued and outstanding actual,
  respectively; 22,966,335 shares issued and
  outstanding pro forma (unaudited)..........        3         3          23
 Additional paid-in capital..................   29,641    76,415      76,415
 Deferred stock compensation.................      --     (5,614)     (5,614)
 Accumulated deficit.........................  (15,399)  (33,873)    (33,873)
                                              --------  --------    --------
  Total stockholders' equity.................   14,260    36,951    $ 36,951
                                              --------  --------    ========
  Total liabilities and stockholders'
   equity.................................... $ 20,199  $ 53,722
                                              ========  ========

  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                             NUANCE COMMUNICATIONS

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                            Year Ended
                                                           December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
Revenue:
 License...........................................  $ 2,726  $ 7,968  $ 13,613
 Service...........................................    1,656    3,787     5,954
                                                     -------  -------  --------
  Total revenue....................................    4,382   11,755    19,567
                                                     -------  -------  --------
Cost of revenue:
 License...........................................      125      400       --
 Service...........................................    1,039    2,699     5,460
                                                     -------  -------  --------
  Total cost of revenue............................    1,164    3,099     5,460
                                                     -------  -------  --------
 Gross profit......................................    3,218    8,656    14,107
                                                     -------  -------  --------
Operating expenses:
 Sales and marketing, net of $95 of noncash
  compensation expense.............................    2,264    6,857    17,636
 Research and development, net of $125 of noncash
  compensation expense.............................    3,641    6,615    11,793
 General and administrative, net of $90 of noncash
  compensation expense.............................    1,071    2,720     3,517
 Noncash compensation expense......................      --       --        310
                                                     -------  -------  --------
  Total operating expenses.........................    6,976   16,192    33,256
                                                     -------  -------  --------
Loss from operations...............................   (3,758)  (7,536)  (19,149)
 Interest and other income, net....................      204      598       697
                                                     -------  -------  --------
 Loss before taxes.................................   (3,554)  (6,938)  (18,452)
 Provision for income taxes........................      --       --         22
                                                     -------  -------  --------
  Net loss.........................................  $(3,554) $(6,938) $(18,474)
                                                     =======  =======  ========
Basic and diluted net loss per share...............  $ (2.46) $ (3.19) $  (6.32)
                                                     =======  =======  ========
Shares used to compute basic and diluted net loss
 per share.........................................    1,443    2,173     2,924
                                                     =======  =======  ========
Pro forma basic net loss per share (unaudited).....                    $  (0.99)
                                                                       ========
Shares used to compute pro forma basic net loss per
 share (unaudited).................................                      18,713
                                                                       ========


  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                             NUANCE COMMUNICATIONS

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)

                                 Convertible
                               Preferred Stock    Common Stock    Additional   Deferred                   Total
                              ----------------- -----------------  Paid-In      Stock     Accumulated Stockholders'
                                Shares   Amount  Shares    Amount  Capital   Compensation   Deficit      Equity
                              ---------- ------ ---------  ------ ---------- ------------ ----------- -------------
Balance, December 31, 1996..   8,098,946  $  8  1,907,916   $  2   $ 5,698     $   --      $ (4,907)    $    801
Issuance of Series C
 convertible preferred
 stock, net.................   3,575,000     4        --     --      7,116         --           --         7,120
Exercise of common stock
 options....................         --    --     282,065    --         17         --           --            17
Repurchase of common stock..         --    --      (1,500)   --        --          --           --           --
Net loss....................         --    --         --     --        --          --        (3,554)      (3,554)
                              ----------  ----  ---------   ----   -------     -------     --------     --------
Balance, December 31, 1997..  11,673,946    12  2,188,481      2    12,831         --        (8,461)       4,384
Issuance of Series D
 convertible preferred
 stock, net.................   3,552,076     3        --     --     16,566         --           --        16,569
Issuance of warrant to
 purchase preferred stock...         --    --         --     --        124         --           --           124
Exercise of common stock
 options....................         --    --     561,198      1        63         --           --            64
Issuance of common stock
 options to consultants and
 other non-employees........         --    --         --     --         57         --           --            57
Net loss....................         --    --         --     --        --          --        (6,938)      (6,938)
                              ----------  ----  ---------   ----   -------     -------     --------     --------
Balance, December 31, 1998..  15,226,022    15  2,749,679      3    29,641         --       (15,399)      14,260
Issuance of warrant to
 purchase preferred stock...         --    --         --     --        124         --           --           124
Issuance of common stock for
 services...................         --    --       6,423    --         43         --           --            43
Exercise of common stock
 options....................         --    --     484,247    --        285         --           --           285
Deferred stock
 compensation...............         --    --         --     --      5,924      (5,924)         --           --
Amortization of deferred
 stock compensation.........         --    --         --     --        --          310          --           310
Issuance of Series E
 convertible preferred
 stock, net.................   4,499,964     5        --     --     40,398         --           --        40,403
Net loss....................         --    --         --     --        --          --       (18,474)     (18,474)
                              ----------  ----  ---------   ----   -------     -------     --------     --------
Balance, December 31, 1999..  19,725,986  $ 20  3,240,349   $  3   $76,415     $(5,614)    $(33,873)    $ 36,951
                              ==========  ====  =========   ====   =======     =======     ========     ========


  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                             NUANCE COMMUNICATIONS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                           Year Ended
                                                          December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
Cash flows from operating activities:
 Net loss........................................  $ (3,554) $ (6,938) $(18,474)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization..................       398       668     1,179
  Noncash compensation expense...................       --        --        310
  Provision for doubtful accounts................        60       296       215
  Net loss from sale of property and equipment...       --         63       --
  Fair value of common stock options and
   warrants......................................       --        181       167
  Changes in operating assets and liabilities:
  Accounts receivable............................      (697)   (1,324)   (3,272)
  Prepaid expenses and other assets..............      (201)     (281)   (2,498)
  Accounts payable...............................      (119)    1,048     1,622
  Accrued liabilities............................       647     2,370     4,054
  Deferred revenue...............................       (68)    1,168     2,780
                                                   --------  --------  --------
   Net cash used in operating activities.........    (3,534)   (2,749)  (13,917)
                                                   --------  --------  --------
Cash flows from investing activities:
 Purchase of marketable securities...............   (17,652)  (42,562)  (76,908)
 Maturities of marketable securities.............    15,072    30,918    67,779
 Purchases of property and equipment.............      (250)   (1,450)   (3,587)
                                                   --------  --------  --------
   Net cash used in investing activities.........    (2,830)  (13,094)  (12,716)
                                                   --------  --------  --------
Cash flows from financing activities:
 Proceeds from issuance of preferred stock, net..     7,120    16,569    40,403
 Proceeds from issuance of common stock..........        17        64       285
 Proceeds from borrowings........................       372       --      2,835
 Repayment of borrowings.........................      (372)   (1,204)     (459)
                                                   --------  --------  --------
   Net cash provided by financing activities.....     7,137    15,429    43,064
                                                   --------  --------  --------
 Net increase (decrease) in cash and cash
  equivalents....................................       773      (414)   16,431
 Cash and cash equivalents, beginning of period..     1,283     2,056     1,642
                                                   --------  --------  --------
 Cash and cash equivalents, end of period........  $  2,056  $  1,642  $ 18,073
                                                   ========  ========  ========
Supplementary disclosures of cash flow
 information:
 Cash paid during the period for:
  Interest.......................................  $     94  $     89  $     62
  Income taxes...................................  $      1  $      1  $    --
 Noncash financing activities:
  Equipment purchased under capital lease........  $    576  $    --   $    --
  Equipment financed by equipment line of
   credit........................................  $    104  $    --   $    --


  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                             NUANCE COMMUNICATIONS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Operations:

  Nuance Communications, Inc. (the "Company") was incorporated on July 15, 1994 in the state of California, and subsequently reincorporated in March 2000 in the state of Delaware, to develop, market and support a voice interface software platform that makes the content and services of the Internet telecommunications networks and enterprises accessible from any telephone. The software platform consists of software servers that run on industry-standard hardware and perform speech recognition, natural language understanding and voice authentication. The Company sells its products through a combination of value-added resellers, original equipment manufacturers, systems integrators and directly to the end users.

  The Company is subject to a number of risks associated with companies in a similar stage of development, including a history of net losses and the expectation to continue to incur losses; volatility of and rapid change in the voice interface software industry; potential competition from larger, more established companies; and dependence on key employees for technology and support.

2. Summary of Significant Accounting Policies:

 Basis of Financial Statements

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances between the companies have been eliminated.

 Use of Estimates in the Preparation of Consolidated Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For the purposes of the consolidated balance sheets and the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Short-term Investments

  Short-term investments primarily consist of U.S. Treasury bills having maturities of less than one year. Such investments are classified as available-for-sale and are held by one investment bank. The difference between the cost basis and the market value of the Company's investments and unrealized gross holding gains and losses was not material as of December 31, 1998 and 1999. Realized gains and losses are recorded on the specific identification method.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives (three to seven years) of the assets. Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful life of the asset.

 Revenue Recognition

  The Company's revenue is derived from two sources, licenses and services. Services include consulting, software maintenance and support, and training.

                             NUANCE COMMUNICATIONS

  The Company's license revenue consists of license fees for its voice interface software products. This license fee is calculated using two variables: the computation power required to run the Company's platform and the maximum number of simultaneous end-user connections to an application running on the platform. License revenue is recognized when:

  .  evidence of an arrangement exists;

  .  delivery has occurred;

  .  the fee is fixed and determinable; and

  .  collection is probable.

  The timing of license revenue recognition is affected by whether the Company performs consulting services in the arrangement and the nature of those services. In the majority of cases, the Company either performs no consulting services at all or performs standard implementation services that are not essential to the functionality of the software. In these cases, the Company recognizes license revenue either upon issuance of the permanent software license key (which enables the software to be operated) or on system acceptance, if the customer has established acceptance criteria (which occurs only in a small minority of cases). In those contracts having acceptance criteria, criteria typically consist of a demonstration to the customer that, upon implementation, the software performs in accordance with specified system parameters, such as recognition accuracy or call completion rates. When the Company performs consulting services that are essential to the functionality of the software, both license and consulting revenue is recognized over time based on the percentage of the consulting services that have been completed. Invoicing for license fees is triggered by the issuance of the permanent license key and the Company's standard payment terms are net 30 days from invoicing.

  License revenue from value-added resellers and original equipment manufacturers is recognized when product has been sold through to an end user and such sell-through has been reported to the Company.

  Service revenue consists of revenue from providing consulting, training, maintenance updates and technical support. Training service revenue is recognized as services are performed. Consulting service contracts are bid either on a fixed-fee or a time and materials basis. For a fixed-fee contract, the Company recognizes service revenue on a percentage of completion basis in accordance with Statement of Position ("SOP") 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." For time and materials contracts, the Company recognizes service revenue as services are performed in accordance with SOP 81-1. Losses on service contracts, if any, are recognized as soon as such losses become known. Revenue from maintenance updates and technical support is recognized ratably over the term of the applicable agreement.

  In December 1998, the AICPA issued SOP 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions."

  SOP No. 98-9 amends SOP No. 97-2 to require an entity to recognize revenue for multiple element arrangements by means of the "residual method" when:

  . vendor-specific evidence of fair value exists for all of the undelivered elements that are not accounted for by means of long-term contract accounting;

  . vendor specific evidence of fair value does not exist for one or more of the delivered elements; and

  . all revenue recognition criteria of SOP No. 97-2, other than the requirement for vendor-specific evidence of the fair value of each delivered element, are satisfied.

                             NUANCE COMMUNICATIONS

  The adoption of SOP 98-9 in fiscal 1999 did not have a significant effect on the Company's financial position or results of operations.

  Many of the Company's arrangements include multiple elements. The Company follows the residual method when accounting for multiple element arrangements. The Company has established vendor-specific objective evidence of fair value for all undelivered elements, including consulting services and maintenance updates and technical support, based on vendor-specific objective evidence of fair value as determined by the price charged for the individual elements when they are sold separately. However, vendor-specific objective evidence of fair value has not been established for the license component (i.e. the delivered element). Revenue for the undelivered elements of a contract are allocated based on the vendor-specific objective evidence of fair value. To the extent that a discount exists on any of the elements, the Company follows the residual method and attributes that discount entirely to the delivered elements.

  Cost of license revenue consists primarily of license fees payable on third-party software products. Cost of service revenue consists of compensation and related overhead costs for personnel engaged in consulting, training and maintenance for our customers.

 Deferred Revenue

  The Company records deferred revenue primarily as a result of payments from customers received in advance of product deployment or performance of services. Deferred revenue includes unearned license revenue and prepaid services that will be recognized as revenue in the future as the Company delivers licenses and perform services.

 Commissions

  The Company records deferred commissions costs primarily as a result of sales commissions due or paid to employees relating to contracts that have been signed for which revenue has not yet been recognized. The Company will recognize the commission expense in the future over a period in which the related revenue is recognized under the contracts. The Company has recorded approximately $1.3 million of deferred commission costs in prepaid and other current assets as of December 31, 1999.

 Software Development Costs

  Under Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. Once established, these costs would be capitalized. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technologies. Amounts that could have been capitalized under SFAS No. 86 were insignificant and, therefore, no costs have been capitalized to date.

 Foreign Currency Translation

  The functional currency of the Company's foreign subsidiaries is deemed to be the local country's currency. Consequently, assets and liabilities of operations outside the United States are translated into United States dollars using current exchange rates. The impact of foreign currency translation was not material for any of the periods presented.

                             NUANCE COMMUNICATIONS

 Net Loss Per Share and Pro Forma Net Loss Per Share

  Historical net loss per share has been calculated under SFAS No. 128, "Earnings Per Share." Basic net loss per share on a historical basis is computed using the weighted average number of shares of common stock outstanding. Diluted net loss per share is equal to basic net loss per share for all periods presented since potential common shares from conversion of the convertible preferred stock, stock options and warrants are antidilutive. The total number of shares excluded from diluted net loss per share relating to these securities was 13,197,000 shares, 17,971,000 shares and 21,739,000 shares for fiscal years 1997, 1998 and 1999, respectively.

  Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, convertible preferred stock and common stock issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if they had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

  Pro forma basic net loss per share has been calculated assuming the conversion of convertible preferred stock into an equivalent number of common shares, as if the shares had converted on the dates of their issuance.

  The following table presents the calculation of basic and pro forma basic net loss per share (in thousands, except per share data):

                                                            Year Ended
                                                           December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
   Net loss........................................  $(3,554) $(6,938) $(18,474)
                                                     =======  =======  ========
   Basic:
   Weighted average shares of common stock
    outstanding....................................    1,960    2,422     2,958
   Less: Weighted average shares of common stock
    subject to repurchase..........................     (517)    (249)      (34)
                                                     -------  -------  --------
   Weighted average shares used in computing basic
    and diluted net loss per share.................    1,443    2,173     2,924
                                                     =======  =======  ========
   Basic and diluted net loss per share............  $ (2.46) $ (3.19) $  (6.32)
                                                     =======  =======  ========
   Net loss........................................                    $(18,474)
                                                                       ========
   Pro forma:
   Shares used above...............................                       2,924
   Pro forma adjustment to reflect weighted average
    effect of assumed conversion of convertible
    preferred stock................................                      15,789
                                                                       --------
   Weighted average shares used in computing pro
    forma basic and diluted net loss per share.....                      18,713
                                                                       ========
   Pro forma basic and diluted net loss per share..                    $  (0.99)
                                                                       ========

 Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which requires companies to disclose certain information regarding the nature and amounts of comprehensive income included in the financial statements. As the Company has no material items of other comprehensive income, SFAS No. 130 had no material impact on the Company's financial statements.

                             NUANCE COMMUNICATIONS

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires certain accounting and reporting standards for derivative financial instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137,
"Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Statement will be effective for the Company on January 1, 2001. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, management does not believe that the adoption of these statements will have a material impact on the Company's financial position or results of operations.

3. Significant Concentrations:

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Five customers comprised approximately 63% and 51% of the accounts receivable balance at December 31, 1998, and December 31, 1999, respectively.

  For the years ended December 31, 1997, 1998 and 1999, certain customers individually accounted for more than 10% of revenue as follows:

                                                   Year Ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------   -------   -------
   Customer A.....................................      16%        *         *
   Customer B.....................................      27%        *         *
   Customer C.....................................      11%       19%       25%
   Customer D.....................................      10%       15%        *
   Customer E.....................................       *        32%       20%

--------
*Represents less than 10% for the indicated period.

  In 1998 and 1999, the Company's revenue attributable to indirect sales through resellers was 31% and 56%, respectively. One reseller accounted for 19% and 25% of total revenue in 1998 and 1999, respectively.

4. Property and Equipment:

  Property and equipment consisted of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
     Computer equipment and software............................ $1,998  $4,263
     Furniture and fixtures.....................................    718   2,018
     Leasehold improvements.....................................    149     171
                                                                 ------  ------
     Total property and equipment...............................  2,865   6,452
     Less: accumulated depreciation and amortization............   (997) (2,176)
                                                                 ------  ------
                                                                 $1,868  $4,276
                                                                 ======  ======

                             NUANCE COMMUNICATIONS

5. Accrued Liabilities:

  Accrued liabilities consisted of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
   Accrued payroll and related benefits.......................... $1,414 $3,857
   Other accrued liabilities.....................................  1,487  3,177
                                                                  ------ ------
     Total....................................................... $2,901 $7,034
                                                                  ====== ======

6. Long-term Debt:

  The Company's long-term debt obligations consisted of the following (in thousands):

                                                                    December 31,
                                                                        1999
                                                                    ------------
   Total debt......................................................    $2,376
   Less: current portion of debt...................................    (1,043)
                                                                       ------
   Long-term debt..................................................    $1,333
                                                                       ======

  In July 1999, the Company entered into a loan and security agreement with a bank which provides for borrowings for purchases of property and equipment of up to $2.0 million, and borrowings for cash management purposes of up to $250,000. Amounts borrowed under the agreement bear interest at the bank's prime rate plus 0.75% (9.25% at December 31, 1999). Borrowings for purchases of property and equipment are payable in 36 equal installments beginning in January 2000. Borrowings for cash management purposes mature March 31, 2000. At December 31,1999, $2.0 million was outstanding under the property and equipment line and there was no balance outstanding under the cash management line.

  The agreement requires the Company to maintain compliance with certain financial and other covenants, including minimum tangible net worth and liquidity coverage.

  Principal payment requirements on the term loan are as follows for the years ending December 31 (in thousands):

           2000....................................... $  667
           2001.......................................    667
           2002.......................................    666
                                                       ------
                                                       $2,000
                                                       ======

  In October 1999, the Company's Canadian subsidiary entered into a revolving line of credit under which it can borrow up to $600,000 in Canadian dollars. The revolving line of credit, secured by a letter of credit from the Company's primary bank, bears interest at the lender's prime rate plus 0.5% per annum (9.0% at December 31, 1999). The line of credit remains in effect as long as the underlying letter of credit remains in place. At December 31, 1999, $376,000 was outstanding under the revolving line of credit and $37,000 was available for future borrowings in U.S. dollars.

                             NUANCE COMMUNICATIONS

7. Commitments:

  The Company leases its facilities under three noncancellable operating leases which expire between 2001 and 2004. Future minimum lease payments relating to these agreements are as follows (in thousands):

                                                                       Operating
       Fiscal Year                                                       Lease
       -----------                                                     ---------
       2000...........................................................  $1,493
       2001...........................................................   1,094
       2002...........................................................     838
       2003...........................................................     859
       2004...........................................................     615
                                                                        ------
           Total minimum lease payments...............................  $4,899
                                                                        ======

  Rent expense for the years ended December 31, 1997, 1998 and 1999, was approximately $313,000, $486,000 and $1.2 million, respectively.

  At December 31, 1998 and 1999, the Company had $320,000 and $240,000, respectively, in a certificate of deposit with a commercial bank. The amount fully secures a letter of credit issued by the bank in accordance with the terms of the Company's facility lease agreement. The amount secured decreases on a pro-rata basis over the term of the lease and is reported in short-term investments.

8. Convertible Preferred Stock:

  As of December 31, 1999, the Company had issued 3,150,000 shares of Series A Convertible Preferred Stock ("Series A"), 4,948,946 shares of Series B Convertible Preferred Stock ("Series B"), 3,575,000 shares of Series C Convertible Preferred Stock ("Series C"), 3,552,076 shares of Series D Convertible Preferred Stock ("Series D") and 4,499,964 shares of Series E Convertible Preferred Stock ("Series E"). The Company also has authorized but unissued shares of Series A-1, B-1, C-1, D-1 and E-1.

  The rights, restrictions and preferences of Convertible Preferred Stock are as follows:

  . Each share of Convertible Preferred Stock is convertible, at the right and option of the shareholder, into one share of Common Stock. The conversion ratio is subject to adjustment in the event of stock splits and stock dividends. In addition, the conversion ratio of the Series A, Series B, Series C, Series D and Series E is subject to adjustment in the event of a dilutive issuance, or the issuance of additional securities at a price less than the original purchase price of the Series A, Series B, Series C, Series D or Series E, respectively.

  . In the event the Company undertakes a dilutive issuance with respect to the Series A, Series B, Series C, Series D or Series E and a holder of such series does not participate up to its pro rata share in such dilutive issuance, the holders of shares of Series A, Series B, Series C, Series D or Series E, as the case may be, will be automatically converted, on the date of the applicable dilutive issuance, into shares of Series A-1, Series B-1, Series C-1, Series D-1 or Series E-1, respectively, and such Series A-1, Series B-1, Series C-1, Series D-1 or Series E -1 will no longer be entitled to further adjustments in any future dilutive issuances.

                             NUANCE COMMUNICATIONS

  . Each stockholder of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock can be converted.

  . Each share of Convertible Preferred Stock will automatically convert into common stock upon the earlier of the closing of an underwritten public offering of the Company's Common Stock from which the Company receives proceeds in excess of $20 million and for which the offering price is not less than $7.50 per share of common stock or the date specified by written consent or agreement of the holders of two-thirds of the then outstanding shares of such series of Convertible Preferred Stock.

  . Each stockholder of Convertible Preferred Stock is entitled to receive annual dividends at the rates of $0.03, $0.09, $0.20, $0.46 and $0.90 per share of Series A or Series A-1, Series B or Series B-1, Series C or Series C-1, Series D or Series D-1 and Series E or Series E-1, respectively, when and if declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are non-cumulative, and no dividends have been declared to date.

  . In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, each stockholder of Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of Common Stock, an amount equal to $0.32 per share of Series A or Series A-1, $0.96 per share of Series B or Series B-1, $2.00 per share of Series C or Series C-1, $4.69 per share of Series D or Series D-1 and $9.00 per share of Series E or Series E-1. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed.

 Series B Convertible Preferred Stock Warrant

  In April 1996, the Company entered into a series of equipment leases with an aggregate credit limit of $800,000. In connection with these leases, the Company issued a warrant to purchase 31,256 shares of Series B for $0.96 per share. The warrant is exercisable at any time on or before the earlier of March 31, 2006 or five years from the date of the closing of an initial public offering. The value of the warrants was not material.

 Series D Convertible Preferred Stock Warrant

  On May 26, 1998, in connection with a revenue transaction with a shareholder of Series D, the Company issued a warrant to purchase 200,000 shares of Series D for $5.00 per share. As of December 31, 1999, 200,000 shares were exercisable under the terms of the warrant. The warrant expires, if not exercised earlier, on the earliest to occur of: (i) May 26, 2001, (ii) an underwritten public offering of the Company's common stock, or (iii) a consolidation or merger with or into another corporation. In accordance with Emerging Issues Task Force 96-18, the Company estimated the fair value of the warrant to be approximately $248,000. The fair value was determined by utilizing a Black-Scholes option pricing model at each of the measurement dates. Measurement dates were determined to be the date that the warrants vested which was upon payment of the purchase order by the customer. The following assumptions were used in the Black-Scholes option pricing model: risk-free interest rate of 5.5%; expected dividend yields of zero; expected volatility factor of the market price of the common stock of 50%; and an expected life of the warrant of 1.25 years from the vesting date.

  The fair value of the warrant of $248,000 was amortized as the Company recognized revenue under the related arrangement. The Company amortized $124,000 against license revenue in both 1998 and 1999.

                             NUANCE COMMUNICATIONS

 Unaudited Pro Forma Stockholders' Equity

  In January 2000, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering (the "IPO"). If the IPO is consummated under the terms presently anticipated, all of the currently outstanding shares of convertible preferred stock as of December 31, 1999 will be converted into 19,725,986 shares of common stock upon the closing of the IPO. The effect of the convertible preferred stock conversion has been reflected as unaudited pro forma stockholders' equity in the accompanying balance sheet as of December 31, 1999.

9. Common Stock:

  As of December 31, 1998, 140,626 shares of common stock issued to certain founders of the Company were subject to repurchase at original cost at the option of the Company. As of December 31, 1999, all shares had been released from such option.

  During 1999, the Company issued 6,423 shares of common stock in consideration for services performed by consultants and other non-employees. The expense related to these services was calculated by using the fair value of the common shares on the dates of issuance of $6.75 per share and has been included in operating expenses in the accompanying consolidated statements of operations.

  As of December 31, 1999, the Company had reserved shares of its common stock for future issuance as follows (in thousands):

   Conversion of Series A preferred stock................................  3,150
   Conversion of Series B preferred stock................................  4,949
   Conversion of Series C preferred stock................................  3,575
   Conversion of Series D preferred stock................................  3,552
   Conversion of Series E preferred stock................................  4,500
   Exercise of stock options.............................................  9,922
                                                                          ------
     Total shares reserved............................................... 29,648
                                                                          ======

 Stock Options

  On September 1, 1999, the 1994 Flexible Stock Incentive Plan was terminated. Upon termination of the plan, all unissued options were cancelled. Under the 1998 Stock Plan, the Board of Directors may grant options to purchase the Company's common stock to employees, directors, or consultants at an exercise price of not less than 100% of the fair value of the Company's common stock at the date of grant, as determined by the Board of Directors. All options must be all granted by the tenth anniversary of the effective date of the 1998 Stock Plan. Options issued under the 1994 Flexible Stock Plan and 1998 Stock Plan have a term of ten years from the date of grant and generally vest 25% after one year, then ratably over the remaining three years.

                             NUANCE COMMUNICATIONS

  Option activity under the Plans is as follows (in thousands, except per share data):

                                                                        Weighted
                                                   Shares               Average
                                                  Available Outstanding Exercise
                                                  for Grant   Options    Price
                                                  --------- ----------- --------
December 31, 1996................................     679      1,495     $0.09
  Authorized.....................................   1,200        --        --
  Options granted................................    (777)       777      0.20
  Options exercised..............................     --        (282)     0.08
  Options cancelled..............................      46        (46)     0.17
                                                   ------      -----
December 31, 1997................................   1,148      1,944      0.13
  Authorized.....................................   1,500        --        --
  Options granted................................  (1,879)     1,879      2.14
  Options exercised..............................     --        (561)     0.13
  Options cancelled..............................       3         (3)     3.26
                                                   ------      -----
December 31, 1998................................     772      3,259      1.29
  Authorized.....................................   6,500        --        --
  Options granted................................  (3,062)     3,062      7.93
  Options exercised..............................     --        (484)     0.59
  Options cancelled..............................     108       (108)     2.10
  Terminated options.............................    (125)       --        --
                                                   ------      -----     -----
December 31, 1999................................   4,193      5,729     $4.88
                                                   ======      =====

  The following table summarizes the stock options outstanding and exercisable as of December 31, 1999:

                          Options Outstanding            Options Exercisable
                 ------------------------------------- -----------------------
                                                           Number
                                  Weighted    Weighted Exercisable as Weighted
     Range of      Amount at       Average    Average        of       Average
   Contractual    December 31,    Remaining   Exercise  December 31,  Exercise
      Prices          1999      Contract Life  Price        1999       Price
   -----------   -------------- ------------- -------- -------------- --------
                 (in thousands)                        (in thousands)
   $   0.02             65           5.5       $0.02          88       $0.02
       0.09            448           6.4        0.09         343        0.09
       0.20            517           7.6        0.20         249        0.20
    0.37-0.59           88           8.1        0.45          25        0.45
       1.25            652           8.4        1.25         263        1.25
    1.80-2.63          647           8.6        2.08         206        2.09
    4.50-6.25          290           8.9        5.19          74        5.12
    6.75-7.25          791           9.5        6.93         --          --
       8.00            841           9.8        8.00         --          --
       8.50          1,390           9.9        8.50         --          --
   ------------      -----           ---       -----       -----       -----
    $0.02-8.50       5,729           8.9       $4.88       1,248       $0.99
                     =====                                 =====

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company adopted SFAS No. 123 in fiscal 1996, and, in accordance with the provisions of SFAS No. 123, the Company has elected to continue to apply APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation cost for the stock option plans been determined consistent with SFAS No. 123, the Company's net loss would have been $7.0 million and $19.1 million for the years ended December 31, 1998 and 1999, respectively.

                             NUANCE COMMUNICATIONS

The Company has also issued options to consultants and other non-employees. Stock options issued to consultants and other non-employees are valued under the provisions of SFAS No. 123. The compensation expense related to these options was approximately $57,000 for the year ended December 31, 1998, and is included in operating expenses in the accompanying consolidated statements of operations. There was no compensation expense relating to options issued to consultants and other non-employees in 1999.

  The weighted average fair value of options granted during 1998 and 1999 was $3.43 and $7.93, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1998 and 1999: risk-free interest rates ranging from 5.1 to 7.7 percent; expected dividend yields of zero; expected lives of 3 years beyond grant date; and expected volatility of 0.01% in 1998 and 50% in 1999. Because the Black-Scholes option valuation model requires the input of subjective assumptions, the resulting pro forma compensation cost may not be representative of that to be expected in future periods.

 Deferred Stock Compensation

  In connection with the grant of certain stock options to employees during fiscal 1999, the Company recorded deferred stock compensation within stockholders' equity of $5.9 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. Such amount is presented as a reduction of stockholders' equity and will be amortized over the vesting period of the applicable options using an accelerated method of amortization. Under the accelerated method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services will be provided; however, the method results in a front-loading of the compensation expense. The Company recorded amortization of deferred compensation through December 31, 1999 of $310,000 relating to 2,500,000 options with a weighted average exercise price of $8.20 granted during the year ended December 31, 1999.

10. 401(k) Plan:

  The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The plan provides for tax-deferred salary deductions and after-tax employee contributions.

11. Income Taxes:

  Due to the Company's loss position, there was no provision for income taxes for the years ended December 31, 1997 and 1998. The Company recorded a tax provision for the year ended December 31, 1999 of $22,000 relating to foreign taxes.

                             NUANCE COMMUNICATIONS

  The components of the net deferred tax asset were as follows:

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
Net operating losses......................................... $ 4,791  $ 11,353
Tax credit carryforwards.....................................     769       800
Capitalized start-up costs...................................       8       --
Accruals and reserves........................................   1,105     1,444
                                                              -------  --------
                                                                6,673    13,597
Valuation allowance..........................................  (6,673)  (13,597)
                                                              -------  --------
Net deferred tax asset....................................... $   --   $    --
                                                              =======  ========

  At December 31, 1999, the Company had net cumulative operating loss carryforwards for Federal and state income tax reporting purposes of approximately $27.8 million and $25.9 million, respectively. The Federal net operating loss carryforwards expire on various dates through 2019, while the state net operating loss carryforwards expire during 2003. The Company also has Federal and state tax credit carryforwards of approximately $500,000 and $300,000, respectively. The Federal tax credit carryforwards expire on various dates through 2019, while the state tax credits carryforward indefinitely.

  The Company believes that, based on a number of factors, there is sufficient uncertainty regarding the realizability of carryforwards and credits that a full valuation allowance should be recorded against the net deferred tax asset. These factors include a history of operating losses, recent increases in expense levels to support the Company's growth, the competitive nature of the Company's market and the lack of predictability of revenue. Management will continue to assess the realizability of the tax benefits available to the Company based on actual and forecasted operating results. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and research and development credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership.

  The provision for income taxes at the Company's effective tax rate differed from the benefit from income taxes at the statutory rate primarily due to the increase in valuation allowance and not recognizing the benefit of the operating losses.

  The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory Federal income tax rate of 35% to loss before taxes as follows:

                                                                   1998   1999
                                                                   -----  -----
     Federal statutory rate.......................................  35.0%  35.0%
     State taxes, net of federal benefit..........................   5.8    5.8
     Foreign tax rates............................................   --     0.1
     Change in valuation allowance................................ (40.8) (40.9)
                                                                   -----  -----
                                                                     0.0%   0.0%
                                                                   =====  =====

  The significant components of tax expense for 1999 are as follows (in thousands):

                                                          Current  Deferred Total
                                                          -------  -------- -----
     Federal............................................. (5,960)   5,960    --
     State...............................................   (964)     964    --
     Foreign.............................................     22      --      22

                             NUANCE COMMUNICATIONS

12. Related Parties:

 Related Party Transactions

  In 1994, the Company entered into a license agreement with one of its Series A preferred stockholders under which the Company has been granted a license to patents and other intellectual property related to the Company's technology.

  In 1998, the Company entered into a royalty arrangement with a Series A preferred stockholder whereby the Company would remit royalties, up to a maximum of $400,000 over the term of the agreement. During 1998, the Company remitted $400,000 to the stockholder as earned under the terms of the agreement, and the amount is included in cost of licenses revenue in the accompanying consolidated statement of operations.

  In 1996, the Company entered into an agreement with an affiliated Series A preferred stockholder to jointly perform services under a development contract, whereby the Series A preferred stockholder would receive a percentage of license and maintenance revenue recognized under this contract in 1997 and 1998. The total amount incurred under the agreement was approximately $200,000 and $154,000 in 1997 and 1998, respectively.

  The Company also leased certain facilities from a Series A preferred stockholder during 1997, under which a total of approximately $63,000 in rent expense was remitted. As of December 31, 1997 and 1998, the Company owed approximately $156,000 and $134,000, respectively, in trade payables to this Series A preferred stockholder.

13. Segment Reporting

 Segment Information

  Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is the Chief Executive Officer of the Company.

  The Company has two operating segments: licenses and services. Revenue and cost of revenue for the segments are identical to those presented on the accompanying consolidated statements of operations.

  Sales of licenses and services through December 31, 1999 occurred through partners and direct sales representatives located in the Company's headquarters in Menlo Park, California, and in other locations. These sales were supported through the Menlo Park location. The Company does not separately report costs by region internally. Additionally, long-lived assets in locations other than Menlo Park are not significant for the three years ended December 31, 1999.

                             NUANCE COMMUNICATIONS

  International revenues are based on the country in which the end-user is located. The following is a summary of international license and service revenue by geographic region:

                                                        Year Ended December 31,
                                                        ------------------------
                                                         1997    1998     1999
                                                        ------- ------- --------
License revenue:
  Americas............................................. $ 1,591 $ 7,527  $12,241
  Europe...............................................   1,125     215      953
  Asia.................................................      10     226      419
                                                        ------- ------- --------
    Total.............................................. $ 2,726 $ 7,968  $13,613
                                                        ======= ======= ========
Service revenue:
  Americas............................................. $ 1,514 $ 3,209 $  4,855
  Europe...............................................     104     241      702
  Asia.................................................      38     337      397
                                                        ------- ------- --------
    Total.............................................. $ 1,656 $ 3,787 $  5,954
                                                        ======= ======= ========

14. Subsequent Events:

 Reincorporation

  In March 2000, the Company was reincorporated in Delaware in connection with the Company's proposed IPO.

 Stock Option Plan

  In February 2000, the Board of Directors and stockholders approved the 2000 Stock Plan. The 2000 Stock Plan, which will become effective upon the completion of the IPO, will assume the remaining shares reserved under the 1998 Stock Plan. Accordingly, no futures grants will be made under the 1998 Stock Plan. The number of shares reserved under the 2000 Stock Plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 4,000,000 shares, (b) 6% of the Company's shares outstanding on the last day of the preceding fiscal year, or (c) a lesser amount determined by the Board of Directors.

 Employee Stock Purchase Plan

  In February 2000, the Board of Directors and stockholders approved the 2000 Employee Stock Purchase Plan. The Company reserved a total of 1,000,000 shares of common stock for issuance under this plan. The 2000 Employees Stock Purchase Plan will become effective upon the completion of the IPO. The number of shares reserved under the 2000 Employee Stock Purchase plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 1,500,000 shares, (b) 2% of the Company's shares outstanding on the last day of the preceding fiscal year, or (c) any lesser amount determined by the Board of Directors.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Special Note Regarding Forward-Looking Statements........................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  30
Management...............................................................  45
Certain Transactions.....................................................  57
Principal Stockholders...................................................  59
Description of Capital Stock.............................................  62
Shares Eligible for Future Sales.........................................  66
Underwriting.............................................................  68
Legal Matters............................................................  71
Experts..................................................................  71
Where You Can Find Additional Information................................  71
Index to Consolidated Financial Statements............................... F-1

                                ---------------

  Through and including             , 2000, the 25th day after the date of
this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               4,500,000 Shares

                          Nuance Communications, Inc.

                                 Common Stock

                                ---------------

                               [LOGO OF NUANCE]

                                ---------------

                             Goldman, Sachs & Co.

                          Thomas Weisel Partners LLC

                             Dain Rauscher Wessels

                                 Wit SoundView

                      Representatives of the Underwriters


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                     Amount To
                                                                      Be Paid
                                                                     ----------
   SEC Registration Fee............................................. $   20,493
   NASD Fee.........................................................      8,780
   Nasdaq National Market Listing Fee...............................    100,000
   Legal Fees and Expenses..........................................    400,000
   Accounting Fees and Expenses.....................................    350,000
   Printing Expenses................................................    250,000
   Transfer Agent Fees..............................................     25,000
   Miscellaneous....................................................     95,727
                                                                     ----------
     Total.......................................................... $1,250,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted under Delaware law. Registrant's Restated Certificate of Incorporation also provides for the indemnification of its directors, officers and agents to the fullest extent permissible under Delaware law.

  In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of Registrant provide that: (1) Registrant is required to indemnify its directors and officers and persons serving in these capacities in other business enterprises (including, for example, subsidiaries of Registrant) at Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) Registrant may, in its discretion, indemnify its employees and agents in those circumstances where indemnification is not required by law;
(3) the rights conferred in the Bylaws are not exclusive, and Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (4) Registrant may not retroactively amend the Bylaw provisions in a way that reduces the protections of the directors, officers and employees who benefit from these provisions.

  Effective upon Registrant's reincorporation from California into Delaware, Registrant intends to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed under Section 145 of the Delaware General Corporation Law and its Bylaws, as well as certain additional procedural protections. In addition, these indemnity agreements provide that parties to the indemnification agreements will be indemnified to the fullest possible extent not prohibited by law against any and all expenses (including any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under the indemnification Agreement), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by Registrant, which approval shall not be unreasonably withheld), actually and reasonably incurred in relation to the Indemnitee's position as a director, officer, employee, agent or fiduciary of the Registrant, or any subsidiary of the Registrant, or in relation to the Indemnitee's service at the request of the Registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or in relation to Indemnitee's action or inaction while serving in such a capacity. Registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, counterclaim or crossclaim, except with respect to proceedings specifically authorized by Registrant's Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, Registrant's Bylaws or any statute or law. Under the agreements, Registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless Registrant consents to such settlement; (3) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Registrant pursuant to the provisions of (S) 16(b) of the Securities Exchange Act of 1934 and related laws; or (4) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                       Exhibit
                               Document                                Number
                               --------                                -------
Form of Underwriting Agreement........................................   1.1
Amended and Restated Articles of Incorporation of Registrant, as
 currently in effect..................................................   3.1
Certificate of Incorporation of Registrant, to be in effect upon the
 reincorporation of Registrant in Delaware............................   3.2
Form of Restated Certificate of Incorporation of Registrant to be
 filed upon closing of the offering...................................   3.3
Bylaws of Registrant, as amended, as currently in effect..............   3.4
Bylaws of Registrant to be in effect upon the reincorporation of
 Registrant in Delaware...............................................   3.5
Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers....................  10.1

Item 15. Recent Sales of Unregistered Securities

  During the past three years, the Registrant has issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") by virtue of Section 4(2) thereof or Rule 701 pursuant to the compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

(a) From March 1, 1997 to March 1, 2000, the Registrant sold an aggregate of 1,745,113 shares of unregistered common stock to directors, officers, employees, former employees and consultants at prices ranging from $0.0150 to $10.00 per share, for aggregate cash consideration of $408,186. These shares were sold pursuant to the exercise of options or stock purchase rights granted by the Board of Directors. As to each director, officer, employee, former employee and consultant of Registrant who was issued these securities, Registrant relied upon Rule 701 of the Securities Act. Each such person purchased securities of Registrant pursuant to a written contract between such person and the Registrant. In addition, Registrant met the conditions imposed under Rule 701(b).

(b) On January 6, 1997, Registrant sold in the aggregate 3,575,000 shares of unregistered Series C Preferred Stock at a price per share of $2.00 to eight venture capital funds for aggregate cash consideration of $7,150,000. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(c) From March 27, 1998 to May 26, 1998, Registrant sold in the aggregate 3,552,076 shares of unregistered Series D Preferred Stock at a price per share of $4.69 to fifteen venture capital funds and three corporations for aggregate cash consideration of $16,659,236.44. Registrant relied upon
    Section 4(2) of the Securities Act in connection with the sale of these shares.

(d) On May 26, 1998, Registrant issued a warrant to purchase up to 200,000 shares of unregistered Series D Preferred Stock to a corporation, at a price per share of $5.00. Registrant relied upon Section 4(2) of the Securities Act.

(e) From October 1, 1999 to November 5, 1999, Registrant sold in the aggregate 4,499,964 shares of unregistered Series E Preferred Stock at a price per share of $9.00 to nine corporations, two trust funds, six venture capital funds and three individuals for aggregate cash consideration of $40,499,676. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(f) On February 16, 2000, Registrant sold in the aggregate 200,000 shares of unregistered Series D Preferred Stock at a price per share of $5.00 pursuant to the exercise of an outstanding warrant for aggregate cash consideration of $1,000,000. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  1.1*   Form of Underwriting Agreement.
  3.1*   Amended and Restated Articles of Incorporation of Registrant, as
         currently in effect.
  3.2*   Form of Certificate of Incorporation of Registrant, to be in effect upon the reincorporation of Registrant into Delaware.
  3.3*   Form of Restated Certificate of Incorporation of Registrant, to be
         filed upon the closing of the offering.
  3.4*   Bylaws of Registrant, as amended, as currently in effect.
  3.5*   Bylaws of Registrant, to be in effect upon the reincorporation of
         Registrant into Delaware and the closing of the offering.
  4.1*   Form of Registrant's Common Stock Certificate.
  4.2*   Amended and Restated Investors' Rights Agreement, dated as of October
         1, 1999, among the Registrant and the parties named therein.
  4.3*   Warrant to Purchase Stock dated April 1, 1996 issued to Phoenix
         Leasing.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.
 10.2*   1994 Flexible Stock Incentive Plan.
 10.3*   1998 Stock Plan.
 10.4*   2000 Stock Plan.
 10.5*   2000 Employee Stock Purchase Plan and related subscription agreement.
 10.6*   Lease Agreement dated May 27, 1997, and related agreements by and between Registrant and Lincoln Menlo IV & V Associates Limited.
 10.7*   Form of Stock Option Agreement, as amended, between Registrant and each executive officer other than Brian Danella, Paul Scott and Donna
         Allen Taylor.
 10.8*   Assignment and Assumption Agreement, and related agreements by and between Registrant and CBT Systems USA, Ltd.
 10.9*   Memorandum of Agreement of Lease, 2000 Peel Street, Suite 900,
         Montreal, Quebec, dated January 1, 2000, by and between Registrant and
         Cite De L'Ile Development Inc.
 10.10*+ Value-Added Reseller Agreement dated March 12, 1998, by and between
         Registrant and Periphonics Corporation.
 10.11*  Loan and Security Agreement dated June 23, 1999, between Registrant and Silicon Valley Bank.
 10.12*+ License Agreement dated December 20, 1994, by and between Registrant and SRI International.
 10.13*  Form of Stock Option Agreement entered into between Registrant and
         Brian Danella, Paul Scott and Donna Allen Taylor.
 10.14*  Amendment dated August 23, 1995 to License Agreement dated December
         20, 1994 by and between Registrant and SRI International.
 11.1    Statement of computation of net loss per share and pro forma net loss per share (included in Note 2 to Notes to Financial Statements).
 21.1*   Subsidiaries of the Registrant.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).
 23.2    Consent of Arthur Andersen LLP, Independent Public Accountants.
 24.1*   Power of Attorney (see pages II-6 and II-7).
 27.1*   Financial Data Schedule.
 99.1*   Consent of International Data Corporation dated March 10, 2000.
 99.2*   Consent of The Yankee Group dated March 10, 2000.
 99.3*   Consent of Giga Information Group dated March 10, 2000.
 99.4*   Consent of Data Monitor.

--------
*Previously filed.
+Confidential treatment has been requested for portions of this exhibit.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment number 4 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 12th day of April, 2000.

                                          Nuance Communications

                                                   /s/ Graham Smith
                                          By: _________________________________
                                                       Graham Smith
                                            Vice President and Chief Financial
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President and Chief          April 12, 2000
______________________________________  Executive Officer and
             Ronald Croen               Director (Principal
                                        Executive Officer)

         /s/ Graham Smith              Vice President and Chief     April 12, 2000
______________________________________  Financial Officer
             Graham Smith               (Principal Financial and
                                        Accounting Officer)

                  *                    Director and Chairman of     April 12, 2000
______________________________________  the Board
           Dr. Yogen Dalal

                  *                    Director                     April 12, 2000
______________________________________
          Dr. Curtis Carlson

                  *                    Director                     April 12, 2000
______________________________________
           Dr. Vinton Cerf
                  *                    Director                     April 12, 2000
______________________________________
            Irwin Federman

                  *                    Director                     April 12, 2000
______________________________________
             Alan Herzig

                  *                    Director                     April 12, 2000
______________________________________
          Gary Morgenthaler

                  *                    Director                     April 12, 2000
______________________________________
            Philip Quigley

         /s/ Graham Smith
*By: _________________________________
             Graham Smith
           Attorney-in-fact

                                 EXHIBIT INDEX

  1.1*   Form of Underwriting Agreement.
  3.1*   Amended and Restated Articles of Incorporation of Registrant, as
         currently in effect.
  3.2*   Form of Certificate of Incorporation of Registrant, to be in effect upon the reincorporation of Registrant into Delaware.
  3.3*   Form of Restated Certificate of Incorporation of Registrant, to be
         filed upon the closing of the offering.
  3.4*   Bylaws of Registrant, as amended, as currently in effect.
  3.5*   Bylaws of Registrant, to be in effect upon the reincorporation of
         Registrant into Delaware and the closing of the offering.
  4.1*   Form of Registrant's Common Stock Certificate.
  4.2*   Amended and Restated Investors' Rights Agreement, dated as of October
         1, 1999, among the Registrant and the parties named therein.
  4.3*   Warrant to Purchase Stock dated April 1, 1996 issued to Phoenix
         Leasing.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.
 10.2*   1994 Flexible Stock Incentive Plan.
 10.3*   1998 Stock Plan.
 10.4*   2000 Stock Plan.
 10.5*   2000 Employee Stock Purchase Plan and related subscription agreement.
 10.6*   Lease Agreement dated May 27, 1997, and related agreements by and between Registrant and Lincoln Menlo IV & V Associates Limited.
 10.7*   Form of Stock Option Agreement, as amended, between Registrant and each executive officer other than Brian Danella, Paul Scott and Donna
         Allen Taylor.
 10.8*   Assignment and Assumption Agreement, and related agreements by and between Registrant and CBT Systems USA, Ltd.
 10.9*   Memorandum of Agreement of Lease, 2000 Peel Street, Suite 900,
         Montreal, Quebec, dated January 1, 2000, by and between Registrant and
         Cite De L'Ile Development Inc.
 10.10*+ Value-Added Reseller Agreement dated March 12, 1998, by and between
         Registrant and Periphonics Corporation.
 10.11*  Loan and Security Agreement dated June 23, 1999, between Registrant and Silicon Valley Bank.
 10.12*+ License Agreement dated December 20, 1994, by and between Registrant and SRI International.
 10.13*  Form of Stock Option Agreement entered into between Registrant and
         Brian Danella, Paul Scott and Donna Allen Taylor.
 10.14*  Amendment dated August 23, 1995 to License Agreement dated December
         20, 1994 by and between Registrant and SRI International.
 11.1    Statement of computation of net loss per share and pro forma net loss per share (included in Note 2 to Notes to Financial Statements).
 21.1*   Subsidiaries of the Registrant.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).
 23.2    Consent of Arthur Andersen LLP, Independent Public Accountants.
 24.1*   Power of Attorney (see pages II-6 and II-7).
 27.1*   Financial Data Schedule.
 99.1*   Consent of International Data Corporation dated March 10, 2000.
 99.2*   Consent of The Yankee Group dated March 10, 2000.
 99.3*   Consent of Giga Information Group dated March 10, 2000.
 99.4*   Consent of Data Monitor.

--------
*Previously filed.
**To be filed by amendment.
+Confidential treatment has been requested for portions of this exhibit.